UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Virginia Commerce Bancorp, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VIRGINIA COMMERCE BANCORP, INC.

5350 Lee Highway

Arlington, Virginia 22207

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held April 25, 2012

To the Stockholders:

The Annual Meeting of Stockholders of Virginia Commerce Bancorp, Inc. (the “Company”) will be held at:

The Tower Club

8000 Towers Crescent Drive, Suite 1700

Vienna, Virginia 22182

on April 25, 2012, at 4:00 p.m. for the following purposes:

(1)	To elect as directors the nine (9) nominees named in the enclosed proxy statement to serve until their successors are duly elected and qualified;

(2)	To approve, in a non-binding advisory vote, the compensation of our executive officers;

(3)	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accountant for the fiscal year ending December 31, 2012; and

(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Stockholders of record as of the close of business on March 9, 2012, are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

/s/ Kenneth R. Lehman
Kenneth R. Lehman
Secretary

March 14, 2012

Please sign, date and return your proxy promptly, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States in the enclosed envelope. If you attend the meeting, you may, if you desire, revoke your proxy and vote in person (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote in person, you must bring a legal proxy or broker’s proxy card to the meeting as proof of your authority to vote the shares).

VIRGINIA COMMERCE BANCORP, INC.

5350 Lee Highway

Arlington, Virginia 22207

ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement

INTRODUCTION

This proxy statement is being sent to stockholders of Virginia Commerce Bancorp, Inc., a Virginia corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at 4:00 p.m. on April 25, 2012, and at any adjournment or postponement of the meeting. The purposes of the meeting are:

(1)	electing as directors the nine (9) nominees named in this proxy statement to serve until their successors are duly elected and qualified;

(2)	approving, in a non-binding advisory vote, the compensation of our executive officers;

(3)	ratifying the appointment of Yount, Hyde & Barbour, P.C. (“Yount, Hyde & Barbour”) as the Company’s independent registered public accountant for the fiscal year ending December 31, 2012; and

(4)	transacting such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The meeting will be held at:

The Tower Club

8000 Towers Crescent Drive, Suite 1700

Vienna, Virginia 22182

This proxy statement and proxy card are being sent to stockholders of the Company on or about March 21, 2012. A copy of our Annual Report on Form 10-K for the year ended December 31, 2011, which includes our audited financial statements, also accompanies this proxy statement.

To obtain directions to attend the meeting and vote in person, please contact Kate Carter at (703) 534-0700.

VOTING RIGHTS AND PROXIES

Voting Rights

Only stockholders of record at the close of business on March 9, 2012, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. On that date, there were 31,809,053 shares of our common stock, par value $1.00 per share, outstanding. At March 9, 2012, the outstanding common stock was held by approximately an aggregate of 2,500 beneficial stockholders, including 517 stockholders of record. The common stock is the Company’s only class of stock with general voting rights of which shares are outstanding. Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders. Stockholders do not have the right to cumulate votes in the election of directors. The presence at the meeting, in person or by proxy, of not less than a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum.

Proxies

Properly executed proxies which are received by the Company in time to be voted at the meeting will be voted as specified by the stockholder giving the proxy. In the absence of specific instructions, proxies received will be voted FOR the election of the nine (9) nominees for election as directors in Proposal 1, FOR the non-binding advisory resolution approving the compensation of our executive officers in Proposal 2, and FOR ratification of the appointment of Yount, Hyde & Barbour as the Company’s independent registered public accountant in Proposal 3. Management does not know of any matters other than those described in this proxy statement that will be brought before the meeting. If other matters are properly brought before the meeting, the persons named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment.

The judges of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and will tabulate the votes cast at the meeting. Abstentions and votes withheld (including broker non-votes discussed below) will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of stockholders.

Applicable rules determine whether proposals presented at stockholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the owner. If a proposal is non-routine, the broker or other entity generally may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares. The ratification of Yount, Hyde & Barbour as the Company’s independent registered public accountant for the fiscal year ending December 31, 2012 is considered a routine matter, while the election of directors and the non-binding advisory vote to approve executive compensation are considered to be non-routine matters.

With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of affirmative votes cast in the election of directors, even though less than a majority, will be elected directors. Therefore, votes withheld and broker non-votes will have no effect.

Approval of any other matter (including the non-binding advisory vote to approve executive compensation and the ratification of the Company’s independent registered public accountant) requires an affirmative vote of a majority of the votes cast on the matter. Therefore, abstentions and broker non-votes will have no effect.

It is important that you vote. If your shares are held in street name, except for the ratification of the Company’s independent registered public accountant, your bank or broker may not vote your shares unless you provide them with voting instructions.

If you are a stockholder of record, please sign, date, mark and promptly return the enclosed proxy in the postage-paid envelope provided for this purpose in order to assure that your shares are voted. You may revoke your proxy at any time before it is voted at the meeting:

•	by submitting a later proxy with respect to the same shares; or

•	by sending written notice to Peter A. Converse, President and Chief Executive Officer of the Company, at the address noted above, at any time prior to the proxy being voted; or

•	by voting in person at the meeting.

Attendance at the meeting will not, in itself, revoke a proxy.

If your shares are held in the name of your bank or broker, you will need additional documentation to vote in person at the meeting. Please see the voting form provided by your bank or broker for additional information regarding the voting of your shares. If your shares are held in the name of your bank or broker, please follow the instructions provided by your bank or broker to revoke your proxy or change your vote.

Many stockholders whose shares are held in an account at a brokerage firm or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Such stockholders should check the voting form or instructions provided by their bank or broker to see which options are available. Stockholders submitting proxies or voting instructions electronically should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder. To revoke a proxy previously submitted electronically, a stockholder may simply submit a new proxy at a later date before the taking of the vote at the meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

The enclosed proxy is being solicited on behalf of the Board of Directors of the Company. The cost of this proxy solicitation is being borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone, by officers, regular employees or directors of the Company, who will not be compensated for any such services. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. The Company has not retained a professional proxy solicitor or other firm to assist it, for compensation, with the solicitation of proxies, although it may do so if deemed appropriate. Any proxy solicitor would be paid customary fees and expenses.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 25, 2012. This Proxy Statement, Notice of Annual Meeting of Stockholders, form of proxy and our Annual Report for the year ended December 31, 2011, are also available online at:

http://www.snl.com/irweblinkx/GenPage.aspx?IID=4053565&GKP=205602.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Securities Ownership of Directors and Officers

The following table sets forth certain information as of March 9, 2012, concerning the number and percentage of shares of the Company’s common stock beneficially owned by each director, nominee for director and executive officer named in the Summary Compensation Table in this proxy statement and by the Company’s directors and all executive officers as a group. In addition, the table includes information with respect to persons known to the Company who own or may be deemed to own more than five percent of the Company’s common stock as of March 9, 2012. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security. The Company knows of no other person or persons, other than street name nominee owners, who, beneficially or of record, own in excess of five percent of the Company’s common stock. Further, the Company is not aware of any arrangement which at a subsequent date may result in a change of control of the Company.

Directors and Nominees for Director:	Number of Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)

Leonard Adler, Director	1,007,720	(2)	3.14%

Michael G. Anzilotti, Director	133,792	(3)	0.42%

Thomas A. Burdette, Director	29,195		0.09%

Peter A. Converse, Director, President and Chief Executive Officer of the Company, President and Chief Executive Officer of the Bank	1,149,866	(4)	3.60%

W. Douglas Fisher, Chairman of the Board of Directors	735,522	(5)	2.31%

David M. Guernsey, Vice Chairman of the Board of Directors	389,916	(6)	1.22%

Kenneth R. Lehman, Director and Secretary	1,414,127	(7)	4.45%

Norris E. Mitchell, Director 8560 Georgetown Pike McLean, Virginia 22102	1,718,278	(8)	5.30%

Todd A. Stottlemyer, Director	14,079	(9)	0.04%

Named Executive Officers Who Are Not Directors: (10)

Wilmer L. Tinley, Jr., Former Interim CFO(11)	—		—

Richard B. Anderson, Jr., Executive Vice President, CLO	262,247	(12)	0.82%

Patricia M. Ostrander, Executive Vice President, CAO	71,041	(13)	0.22%

Steven A. Reeder, Executive Vice President, CDO	48,910	(14)	0.15%

All directors and executive officers as a group (15 persons)	6,983,351	(15)	20.93%

Other 5% Stockholders

Arthur L. Walters 4141 N. Henderson Road Arlington, Virginia 22203	2,297,085	(16)	7..22%
The Banc Funds Company. LLC 20 North Wacker Drive, Suite 3300 Chicago, Illinois 60606	1,888,876	(17)	5.93%

(1)	Based on 31,809,053 shares outstanding as of March 9, 2012, except with respect to individuals holding options or warrants to acquire common stock exercisable within sixty days of March 9, 2012 (presently exercisable options and warrants), in which event this column represents the percentage of shares issued and outstanding as of March 9, 2012, plus the number of such options and warrants held by such person, and in the case of all directors and the executive officers as a group, represents the percentage of shares outstanding as of March 9, 2012, plus the number of such options and warrants held by all such persons as a group. Certain shares beneficially owned by the Company’s directors and executive officers may be held in accounts with third party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies.
(2)	Includes presently exercisable options and warrants to acquire 265,195 shares of common stock, 198,133 shares held by Adler NN, LLC, over which shares Mr. Adler has sole voting power, and 2,606 shares of restricted stock over which Mr. Adler has sole voting power but which cannot be transferred prior to vesting.
(3)	Includes presently exercisable options and warrants to acquire 90,834 shares of common stock, 38,594 shares held jointly by Mr. Anzilotti and his wife, over which they share voting and investment power, and 3,768 shares of restricted stock over which Mr. Anzilotti has sole voting power but which cannot be transferred prior to vesting.
(4)	Includes presently exercisable options and warrants to acquire 174,739 shares of common stock, and 39,860 shares of restricted stock over which Mr. Converse has sole voting power but which cannot be transferred prior to vesting. Mr. Converse has pledged 611,044 shares of common stock as collateral.
(5)	Includes presently exercisable options and warrants to acquire 96,538 shares of common stock, and 2,606 shares of restricted stock over which Mr. Fisher has sole voting power but which cannot be transferred prior to vesting. Mr. Fisher has pledged 50,000 shares of common stock as collateral.
(6)	Includes presently exercisable options and warrants to acquire 126,538 shares of common stock, 10,265 shares held by Guernsey Office Products, Inc., of which Mr. Guernsey is Chief Executive Officer and principal shareowner and over which shares Mr. Guernsey has sole voting power, and 2,606 shares of restricted stock over which Mr. Guernsey has sole voting power but which cannot be transferred prior to vesting.
(7)	Includes 552,039 shares held jointly by Mr. Lehman and his wife, over which they share voting and investment power, and 2,606 shares of restricted stock over which Mr. Lehman has sole voting power but which cannot be transferred prior to vesting. Mr. Lehman has pledged 893,039 shares of common stock as collateral.
(8)	Includes presently exercisable options and warrants to acquire 613,570 shares of common stock, and 2,606 shares of restricted stock over which Mr. Mitchell has sole voting power but which cannot be transferred prior to vesting. Mr. Mitchell’s options and warrants include 600,000 warrants owned by an LLC in which he has a 50% ownership interest. Mr. Mitchell disclaims beneficial ownership of 300,000 warrants attributable to the interests of other members of the LLC. Mr. Mitchell has pledged 150,000 shares of common stock as collateral.
(9)	Includes 2,606 shares of restricted stock over which Mr. Stottlemyer has sole voting power but which cannot be transferred prior to vesting.
(10)	Mr. Beauchesne, our former Chief Financial Officer, passed away on February 22, 2011.
(11)	Mr. Tinley served as Interim Chief Financial Officer from March 4, 2011 until February 20, 2012; he currently serves as Temporary Finance Support Officer.
(12)	Includes presently exercisable options and warrants to acquire 101,181 shares of common stock, 7,761 shares of restricted stock over which Mr. Anderson has sole voting power but which cannot be transferred prior to vesting and 107,447 shares held jointly by Mr. Anderson and his wife, over which they share voting and investment power.
(13)	Includes 44,886 presently exercisable options and 5,886 shares of restricted stock over which Ms. Ostrander has sole voting power but which cannot be transferred prior to vesting.
(14)	Includes presently exercisable options to acquire 40,286 shares of common stock, 7,007 shares of restricted stock over which Mr. Reeder has sole voting power but which cannot be transferred prior to vesting and 1,000 shares held jointly by Mr. Reeder and his wife, over which they share voting and investment power.
(15)	Includes presently exercisable options and warrants to acquire 1,974,691 shares of common stock. Includes 3,333 shares of restricted stock over which Mr. Merrill, Executive Vice President and Chief Financial Officer has sole voting power but which cannot be transferred prior to vesting and 1,000 shares and 3,600 presently exercisable options held by Dennis M. Coombe, Executive Vice President – Chief Credit Officer.

(16)	Includes presently exercisable options and warrants to acquire 282,844 shares of common stock, 1,617,474 shares held jointly by Mr. Walters and his wife, Lilly D. Walters, over which they share voting and investment power, 201,340 shares held by C.W. Cobb and Associates, of which Mr. Walters is President and over which shares Mr. Walters has sole voting power, and 1,093 shares of restricted stock over which Mr. Walters has sole voting power but which cannot be transferred prior to vesting.
(17)	According to Schedule 13G filed with the Securities and Exchange Commission on February 9, 2012. The amount shown consists of 281,376 shares owned by Banc Fund VI L.P., 588,045 shares owned by Banc Fund VII L.P., and 1,019,455 shares owned by Banc Fund VIII L.P. The Banc Funds Company, L.L.C. is the general partner of MidBanc VI L.P., MidBanc VII L.P., and MidBanc VIII L.P., which are the general partners of Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P., respectively. The principal shareholder of The Banc Funds Company, L.L.C. is Charles J. Moore. Mr. Moore is the manager of Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P. and has voting control and investment power over the shares of common stock owned by Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P.

PROPOSAL 1 – ELECTION OF DIRECTORS

Nine (9) directors will be elected at the meeting for a one-year period until the 2013 Annual Meeting of Stockholders and until their successors have been elected and qualified. Unless authority is withheld, all proxies received in response to this solicitation will be voted for the election of the nominees listed below. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected by the independent directors. Each of the nominees for election as director currently serves as a director. The Board of Directors has determined that each director who served during 2011 and each current director other than Mr. Converse and Mr. Anzilotti is an “independent director” as that term is defined in Listing Rule 5605(a)(2) of The NASDAQ Stock Market (“NASDAQ”). In making this determination, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Company enters into in the ordinary course of its business and the arrangements which are disclosed under “Transactions with Management and Related Parties” and “Committees, Meetings and Procedures of the Board of Directors – Personnel and Compensation Committee Interlocks and Insider Participation” in this proxy statement.

Vote Required

Directors are elected based on a plurality of the votes, which means that the nine (9) nominees receiving the most votes cast will be elected as directors.

The Board of Directors recommends that stockholders vote FOR each of the nominees listed below for election to the Board of Directors.

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. References to service as a director of the Company prior to 1999 refer to the year the individual joined the Board of Directors of the Bank, before the Bank’s reorganization into a holding company structure. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Nominees for Election as Directors

LEONARD ADLER, 76, Director since 1998

Mr. Adler is Chairman of the Board for Adler Financial Group (real estate and investments). Mr. Adler was principal owner of Total Crafts. Mr. Adler has served on the Virginia Commerce Bancorp, Inc. Board since 1988. We believe Mr. Adler’s principal qualifications to serve as a director include his extensive experience in real estate, acquisition, development and management.

MICHAEL G. ANZILOTTI, 62, Director since 2004

Mr. Anzilotti served as President of the Company from 2004 until his retirement on July 1, 2010. Prior to that, Mr. Anzilotti was the President and CEO of First Virginia Bank from 1995 to 2004. Mr. Anzilotti has served and chaired numerous boards over the years, including the Virginia State Chamber of Commerce. Mr. Anzilotti has served on the Virginia Commerce Bancorp, Inc. Board since 2004. We believe his qualifications to serve as a director stem from his extensive business experience including over 39 years of bank management.

THOMAS E. BURDETTE, 61, Director since 2011

Mr. Burdette is a licensed certified public accountant and investment advisor. Mr. Burdette is the managing member of Burdette, Smith & Bish LLC, a firm providing certified public accounting and management consulting services since 1978. Mr. Burdette previously served as a director and chairman of the audit committee for a Northern Virginia bank and is active in several local civic organizations. Mr. Burdette was appointed as a director in January 2011 upon recommendation by several members of the Board, including management and non-management directors, and currently serves as the Chairman of the Audit Committee. We believe his qualifications to serve as a director stem from his extensive accounting and investing advisor experience.

PETER A. CONVERSE, 61, President and Chief Executive Officer of the Company and the Bank; Director since 1994

Mr. Converse joined the Bank in 1994. Prior to that, Mr. Converse was the Senior Vice President/Chief Lending Officer for Federal Capital Bank from March 1992 to December 1993; Senior Vice President of Bank of Maryland from October 1990 to March 1992; and Executive Vice President/Chief Lending Officer, Century National Bank from May 1986 to July 1990 and Senior Vice President/Chief Lending Officer, Central National Bank from July 1979 to April 1986. Mr. Converse has served on the Virginia Commerce Bancorp, Inc. Board since 1994. We believe his qualifications to serve as a director stem from his extensive banking experience of over 38 years.

W. DOUGLAS FISHER, 74, Chairman of the Board of Directors; Director since 1988

Mr. Fisher was a co-founder and Vice President of AZTECH Corporation, a local computer software and systems company specializing in technology for membership associations nationwide, from 1969 to 1990 and 1992 to 1997. Mr. Fisher was Vice President of Executive Systems, Inc., a software and systems company, from 1990 to 1992. He retired in 1997. He served on the Arlington Bank Board of Advisors from 1980 to 1986. He also served for 12 years on the board of the non-profit organization, American Running Association. Mr. Fisher has been a director of Virginia Commerce Bancorp, Inc. for 23 years and was a founding director of the Bank in 1988. He has served as Chairman since 1999. Prior to that he served as the Bank’s Vice Chairman and Chairman of the Audit Committee. We believe his qualifications to serve as a director stem from his extensive business experience in technology, banking, and finance and his service over the years on our Board.

DAVID M. GUERNSEY, 64, Vice Chairman of the Board of Directors; Director since 1988

Mr. Guernsey is founder and CEO of Guernsey Office Products, Inc., one of the largest independent office products dealers in the United States. Additionally, Mr. Guernsey serves on the board of Comstock Homebuilding Cos. (CHCI), a public company trading on NASDAQ. Mr. Guernsey is on the national board of The National Federation of Independent Business (NFIB) serving as Chairman. NFIB is the nation’s largest member-based small business association. Mr. Guernsey has served on the Virginia Commerce Bancorp, Inc. Board since 1989, currently serving as Vice-Chairman. We believe Mr. Guernsey’s qualifications to serve as a director include his extensive experience with public companies, broad management and market expertise and his success as an entrepreneur.

KENNETH R. LEHMAN, 53, Secretary of the Board of Directors; Director since 2009

Mr. Lehman is a private investor, attorney and banking entrepreneur. Mr. Lehman was an attorney with the Securities and Exchange Commission (“SEC”) from 1988 through 1992, and in 1993 he co-founded a nationally recognized law firm that specializes in securities, mergers and acquisitions, and banking. Mr. Lehman retired from the firm in 2002. Since 2003, he has co-founded three banks and, over the last five years, he has served as a director of several banks and bank holding companies including publicly traded Tower Bancorp, Inc., where he served as a director through February 2012, and Wayne Savings Bancshares, Inc., where he served as a director from 2003 through 2007. Mr. Lehman has served on the Virginia Commerce Bancorp, Inc. Board since 2009. We believe Mr. Lehman’s qualifications to serve as a director include his experience as an attorney representing private and public financial institutions, his knowledge of banking and securities laws and regulations, his understanding of the banking industry including bank valuations and mergers and acquisitions, and his service as a director of other banking institutions and public companies.

NORRIS E. MITCHELL, 75, Director since 1988

Mr. Mitchell is the co-owner of Gardner Homes Realtors and is an active investor in real estate throughout the state of Virginia. Mr. Mitchell was a founding director and has served on the Board since 1988. We believe Mr. Mitchell’s qualifications to serve as a director include his extensive business and management background relating to real estate, property management and finance.

TODD A. STOTTLEMYER, 48, Director since 2010

Mr. Stottlemyer is the Chief Executive Officer at Acentia since January 2011. Prior to that, Mr. Stottlemyer was Executive Vice President and Chief Corporate Services Officer of the Inova Health System from 2009 through December 2010, President and Chief Executive Officer of the National Federation of Independent Business from 2006 through 2009, Chief Executive Officer and Founder of Apogen Technologies, Inc., President of McGuireWoods Consulting, and Executive Vice President/Chief Financial and Administrative Officer of BTG, Inc., an information technology company from 1998 through 2000. Mr. Stottlemyer has served on the Board since 2010. We believe Mr. Stottlemyer’s qualifications to serve as a director include his corporate executive management experience, especially as chief financial officer of a publicly traded company, where he was responsible for investor relations and mergers and acquisitions, and his service as a director of other companies.

Committees, Meetings and Procedures of the Board of Directors

Meetings. The Board of Directors of the Company met twelve (12) times during 2011. All members of the Board of Directors attended at least 75% of the meetings held by the Board of Directors of the Company and by all committees on which such members served during the 2011 fiscal year or any portion thereof.

Board Leadership Structure and Risk Oversight. The Company has separated the positions of Chief Executive Officer and Chairman of the Board as a result of its determination that it is preferable at this time for an independent director to serve as Chairman of the Board. The Chairman of the Board supervises the implementation of the policies adopted or approved by the Board of Directors and presides at all meetings of the Board. As directors continue to have more oversight responsibilities, especially in the area of risk management, the Company believes it is beneficial to have an independent Chairman of the Board whose sole focus is on leading the Board. With guidance from the Chairman of the Board, the Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company. The Company believes this structure provides strong leadership for the Board while positioning the Chief Executive Officer as the leader of the Company. The Company also recognizes, however, that no single leadership model is appropriate at all times and, as a result, the Board periodically reviews its leadership structure to determine whether changes are warranted.

The Company believes that its current leadership structure allows the directors to provide effective oversight of the Company’s risk management function by receiving and approving recommendations prepared by individuals responsible for risk management. The Audit Committee, comprised solely of independent directors, assists the Board in fulfilling its oversight responsibilities by periodically reviewing and making recommendations to the Board regarding the adequacy and effectiveness of the Company’s risk management and related programs and activities. Mr. Fisher, the Chairman of the Board, serves on the Audit Committee and is appropriately positioned to include risk management issues on the agenda for Board meetings as circumstances warrant. As appropriate, the Board members receive recommendations from the chairman of the Audit Committee regarding significant risks or exposures and the steps management has taken to minimize such risk to the Company. In addition, the Audit Committee also regularly communicates with the independent chairman of each Board committee regarding the risks within that committee’s areas of responsibility. The Company believes that this leadership structure promotes effective Board oversight of risk management because, while the Chief Executive Officer is ultimately accountable for the management of the Company’s risks, Board committees, each chaired by an independent director, actively monitor the Company’s risk management program, and are provided with the information necessary to evaluate the specific risks relevant to each committee’s areas of responsibility.

Audit Committee. The Board of Directors has a standing Audit Committee, which is a joint committee of the Company and the Bank. The Audit Committee is responsible for the selection, review and oversight of the

Company’s independent auditors, the approval of all audit, review and attest services provided by the independent auditors, the integrity of the Company’s reporting practices, the evaluation of the Company’s risk management and related programs and activities, and the evaluation of the Company’s internal controls and accounting procedures. It also periodically reviews audit reports with the Company’s independent auditors. The Audit Committee is currently comprised of Messrs. Burdette (Chairman), Fisher, Lehman and Mitchell. The same individuals served on the Audit Committee during 2011. Each of the current members of the Audit Committee is, and each member who served on the Audit Committee in 2011 was, independent as determined under the definition of independence adopted by NASDAQ for audit committee members in Listing Rule 5605(c)(2)(A). The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is available on the Company’s website at www.vcbonline.com under “Investor Relations/Corporate Governance”. During the 2011 fiscal year, the Audit Committee met seven (7) times. The Board of Directors has determined that Mr. Burdette is an “audit committee financial expert” as defined under regulations of the SEC.

The Audit Committee is also responsible for the pre-approval of all non-audit services provided by the Company’s independent auditors. Non-audit services are only provided by the Company’s independent auditors to the extent permitted by law. Pre-approval is required unless a “de minimis” exception is met. To qualify for the “de minimis” exception, the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent auditors during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee.

Nominations. The Board of Directors does not have a standing Nominating Committee. It is the policy of the Board of Directors that all members of the Board of Directors who are independent within the meaning of NASDAQ Listing Rule 5605(a)(2) participate in the nomination of directors, in order that the broadest viewpoints and perspectives may be brought into the evaluation of sitting directors, the decision whether to seek new directors and the determination and evaluation of potential candidates for nomination as director. The Board of Directors has adopted a written charter addressing the nominations process. A copy of the charter is available on the Company’s website at www.vcbonline.com under “Investor Relations/Corporate Governance”. During the 2011 fiscal year, the independent directors performing the nominating function met one (1) time.

While there are no formal procedures for stockholders to submit recommendations of director candidates, the Board of Directors, or those independent directors performing the nominating function, will consider director candidates recommended by stockholders in writing during such times as the Board of Directors is actively considering adding new directors. Candidates recommended by stockholders will be evaluated based on the same criteria described below. Stockholders desiring to recommend a candidate for consideration should send a letter to the Company’s Secretary and include: (a) a statement that the writer is a stockholder (providing evidence if the person’s shares are held in street name) and is proposing a candidate for consideration; (b) the name and contact information for the candidate; (c) a statement of the candidate’s business and educational experience; (d) information regarding the candidate’s qualifications to be director, including but not limited to an evaluation of the factors discussed above which the Board would consider in evaluating a candidate; (e) information regarding any relationship or understanding between the proposing stockholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected. Because of the limited resources of the Company and the limited opportunity to seek additional directors, there is no assurance that all stockholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the recommended candidate will be contacted by the Company or the Board, and no undertaking to do so is implied by the willingness to consider candidates recommended by stockholders. Any such recommendation must be received no later than January 1, 2013, in order to be considered by the independent directors for the annual election of directors in 2013.

In addition, in accordance with the Company’s bylaws, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at a meeting of stockholders if the stockholder gives written notice of his or her intent to make such nomination to the Secretary of the Company not later than (i) with respect to an election to be held at the annual meeting of stockholders, ninety days prior to the anniversary date of the immediately preceding annual meeting (January 25, 2013 for the 2013 annual meeting of stockholders), and

(ii) with respect to an election to be held at a special meeting of the stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. In accordance with the Company’s bylaws, notice of a stockholder nomination must include: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board of Directors, including a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as director; and (e) the consent of each nominee to serve as a director of the Company if so elected.

Criteria for Nominating Directors. To date, the operations and management of the Company have not required significant expansion of the Board of Directors, and as such, the Board has not developed a formal policy for the identification or evaluation of nominees. In general, if the Board determined that expansion of the Board or replacement of a director was necessary or appropriate, the Board expects that it would review through candidate interviews with members of the Board and management, consultation with the candidate’s associates and through other means, a candidate’s honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, willingness to invest in the Company, residence, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, willingness and ability to engage in meaningful and constructive discussion regarding Company issues, and personal qualities considered by the Company’s regulators. The Board believes it should include directors with diverse experience and business knowledge and reviews relevant business experience, taking into consideration such factors as a candidate’s special expertise, including expertise that qualifies a person as an audit committee financial expert, membership or influence in a particular geographic or business target market, service on an Advisory Board of the Bank, and the candidate’s record, if any, of past service as a director, to ensure an appropriately diverse set of viewpoints and perspectives that reflects the current needs of the Board at such time. In 2011, the Board amended the Company’s bylaws to implement a mandatory retirement age for directors. As amended, the bylaws provide that no person 80 years of age or older will be eligible for election, reelection or appointment to the Board, and no director may continue to serve on the Board beyond the date of the meeting of stockholders immediately following his or her 80th birthday.

The Board has concluded that each director and director nominee possesses the personal traits described above. In considering the director nominees’ individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees. In addition, each director and director nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each director and director nominee possesses are discussed under Proposal 1 in the section entitled “Nominees for Election as Directors”.

Personnel and Compensation Committee. The Personnel and Compensation Committee is comprised of Messrs. Fisher, Guernsey and Stottlemyer (Chairman), each of whom also served during 2011 and is independent within the meaning of NASDAQ Listing Rule 5605(a)(2). The Personnel and Compensation Committee is responsible for the adoption of the Company’s personnel policies and establishing salary and compensation guidelines and levels for all Company officers and personnel, as well as making recommendations to the Board of Directors regarding the salary and compensation of all executive officers. The Personnel and Compensation Committee is also responsible for annually recommending to the Board of Directors the officers of the Company, evaluating the performance thereof and recommending the grant of options and other equity awards, under the Company’s equity compensation plans. The Personnel and Compensation Committee makes recommendations to the Board of Directors on salary, bonus and other compensation matters for executive officers. During the 2011 fiscal year, the Personnel and Compensation Committee met thirteen (13) times. The Board of Directors has adopted a written charter for the Personnel and Compensation Committee. A copy of the charter is available on the Company’s website at www.vcbonline.com under “Investor Relations/Corporate Governance”. See further information on compensation below under “Executive Officer Compensation.”

Personnel and Compensation Committee Interlocks and Insider Participation. No member of the Personnel and Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Personnel and Compensation Committee. Except for loans and deposit transactions in the ordinary course of business made on substantially the same terms, including interest rates and collateral, as those for comparable transactions with parties not related to the Bank, and not presenting more than the normal risk of collectability or other unfavorable features, no member of the Personnel and Compensation Committee or any of their related interests has any material interest in any transaction involving more than $120,000 to which the Company or the Bank is a party, except for Mr. Guernsey.

Mr. Guernsey is the founder and CEO of Guernsey Office Products, Inc., which is one of the Company’s suppliers of general office supplies and office furnishings. The Company paid $286,600 to Guernsey Office Products, Inc. during 2011 for office supplies and furnishings, and expects to continue purchasing such items from Guernsey Office Products, Inc. during 2012.

Stockholder Communications. Company stockholders who wish to communicate with the Board of Directors or an individual director can write to Virginia Commerce Bancorp, Inc., 5350 Lee Highway, Arlington, Virginia 22207, Attention: Kate Carter, Assistant to the President and Chief Executive Officer. Your letter should indicate that you are a stockholder, and whether you own your shares in street name. Depending on the subject matter, management will: (a) forward the communication to the director or directors to whom it is addressed; (b) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to ordinary course matters in the conduct of the Company’s banking business; or (c) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic. Communications which are not forwarded will be retained until the next Board meeting, where they will be available to all directors.

Director Attendance at the Annual Meeting. The Board believes it is important for all directors to attend the annual meeting of stockholders in order to show their support for the Company and to provide an opportunity for stockholders to communicate any concerns to them. Accordingly, it is the policy of the Company to encourage all directors to attend each annual meeting of stockholders unless they are unable to attend by reason of personal or family illness or pressing matters. All ten of the Company’s serving directors attended the 2011 annual meeting of stockholders.

Audit Committee Report

The Audit Committee has been appointed to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the systems of internal controls established by management and the Board and the independence and performance of the Company’s audit process.

The Audit Committee has:

(1) reviewed and discussed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

(2) discussed with Yount, Hyde & Barbour, P.C. (“Yount, Hyde & Barbour”), the Company’s independent auditors, the matters required to be discussed by statement of Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

(3) received the written disclosures and letter from Yount, Hyde & Barbour, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with Yount, Hyde & Barbour, its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Members of the Audit Committee

Thomas E. Burdette, Chairman
W. Douglas Fisher
Kenneth R. Lehman
Norris E. Mitchell

Director Compensation

The following table sets forth information regarding compensation paid to or earned by non-employee directors during the fiscal year ended December 31, 2011.

Director Compensation for 2011

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	Total

Leonard Adler	$48,000	$8,087	—	$56,087

Michael G. Anzilotti	$48,000	$16,683	—	$64,683

Thomas E. Burdette	$48,000	—	—	$48,000

W. Douglas Fisher	$48,000	$8,087	—	$56,087

David M. Guernsey	$48,000	$8,087	—	$56,087

Kenneth R. Lehman	$48,000	$8,087	—	$56,087

Norris E. Mitchell	$48,000	$8,087	—	$56,087

Todd A. Stottlemyer	$48,000	$8,087	—	$56,087

Arthur L. Walters(5)	$16,000	$8,087	—	$24,087

(1)	The compensation received by Peter A. Converse, Chief Executive Officer of the Company, for his service as a director is reflected in the Summary Compensation Table under “Salary.”
(2)	Includes fees for service as a director of the Bank, as applicable.
(3)	The amounts in this column reflect the aggregate grant date fair value of time-based restricted stock awards granted to the non-employee directors on February 23, 2011 (computed in accordance with FASB Accounting Standards Codification Topic 718 excluding the impact of estimated forfeitures), based on the closing price of the Company’s stock on the date of grant. In 2011, each director was granted 1,366 shares of restricted stock, with the exceptions of Mr. Anzilotti who received 2,818 and Mr. Burdette who did not receive any shares. At December 31, 2011, each non-employee director held 1,366 shares of unvested time-based restricted stock, with the exceptions of Mr. Anzilotti, who held 2,818 shares of unvested time-based restricted stock, and Mr. Burdette who did not hold any shares of restricted stock.
(4)	No options were granted to directors in 2011. At December 31, 2011, the non-employee directors had outstanding option awards, vested and unvested, of common stock as follows: Mr. Adler – 29,191 shares; Mr. Anzilotti – 68,241 shares; Mr. Fisher – 40,534 shares; Mr. Guernsey – 47,622 shares; Mr. Lehman – 0 shares; Mr. Mitchell – 17,566 shares; and Mr. Stottlemyer – 0 shares.
(5)	Mr. Walters retired from the Board of Directors on April 27, 2011.

The Personnel and Compensation Committee annually reviews and evaluates the compensation of the Board of Directors, including the appropriate mix of cash and equity compensation, and recommends adjustments to the Board of Directors when appropriate. During the fiscal year ended December 31, 2011, the directors each received a monthly fee of $4,000 to cover attendance at meetings of the Board of Directors of the Company and the Bank, subject to forfeiture if more than one Board meeting was missed during the year. The directors received no separate compensation for attendance at committee meetings. For 2012, directors will receive a fee of $4,500 per month to cover attendance at Company and Bank Board and committee meetings, subject to forfeiture if more than one Board meeting is missed during the year. Mr. Converse also received payment of these fees for Board service in 2011, which are reflected in the Summary Compensation Table. However, beginning in 2012 Mr. Converse will not receive separate fees for Board service.

Non-employee directors are entitled to defer all or a portion of their fees pursuant to the Company’s Deferred Compensation Plan discussed below. No director deferred any fees in 2011 under the plan. The Company does not maintain any non-equity incentive plans or compensation programs, or defined benefit retirement plans, for directors.

In addition to cash compensation for service as directors, non-employee directors are also eligible to receive options and other equity awards under the Company’s equity compensation plan. Equity awards to the non-employee directors are typically granted in January or February each year, in an amount determined by the Board of Directors, based on the recommendation of the Personnel and Compensation Committee. In February 2011, the Board of Directors, based on the recommendation of the Personnel and Compensation Committee, awarded each non-employee director 1,366 shares of restricted stock for their service during 2010, with the exception of Mr. Anzilotti who was awarded 2,818 shares of restricted stock. In determining the size of these awards, the Personnel and Compensation Committee and Board used the same approach that it used for determining the 2011 equity awards granted to the executive officers, of granting equity awards with a value equal to approximately 20% of the director’s cash compensation for 2010 (which for Mr. Anzilotti also includes cash compensation as President for part of 2010). Mr. Burdette did not receive a restricted stock award in February 2011, as he did not join the Board until January 26, 2011. The restricted stock vests over five years, subject to accelerated vesting upon a change in control and upon certain terminations of board service.

Executive Officers Who Are Not Directors

The following information is provided with respect to the current executive officers of the Company who are not directors.

Name	Age	Position(1)

Richard B. Anderson, Jr.	57	Executive Vice President and Chief Lending Officer

Dennis M. Coombe	64	Executive Vice President and Chief Credit Officer

Christopher J. Ewing	52	Executive Vice President and Chief Operations Officer

Mark S. Merrill	35	Executive Vice President and Chief Financial Officer

Patricia M. Ostrander	45	Executive Vice President and Chief Administrative Officer

Steven A. Reeder	45	Executive Vice President and Chief Deposit Officer

1)	These are Bank-level titles. Mr. Merrill is also Chief Financial Officer of the Company.

Richard B. Anderson, Jr. – Mr. Anderson, Executive Vice President and Chief Lending Officer of the Bank, joined Virginia Commerce Bank in May 1996. Prior to joining the Bank, Mr. Anderson was a Senior Vice President and Senior Commercial Loan Officer at Allegiance Bank, N.A., Bethesda, Maryland, (March 1987 to April 1996). Mr. Anderson has over 35 years of managerial, administrative and operational lending experience.

Dennis M. Coombe – Mr. Coombe, Executive Vice President and Chief Credit Officer of the Bank, joined Virginia Commerce Bank in November 2009. Prior to joining the Bank, Mr. Coombe was Executive Vice President of United Bank, Vienna, Virginia (February 2000 to November 2009), serving as Chief Credit Officer, Market President and Senior Lending Officer. Mr. Coombe has over 43 years of management experience, including 40 years of bank lending and credit activities.

Christopher J. Ewing – Mr. Ewing, Executive Vice President and Chief Operations Officer, joined the Bank in November 2011 as Interim Head of Operations and IT. Prior to joining the Bank, Mr. Ewing was Senior Vice President of Retail Banking Operations and Support Services for Beneficial Bank, Philadelphia, Pennsylvania (2010-2011). In this role Mr. Ewing was responsible for the creation and execution of the Retail Operations Strategic Plan. Areas of responsibility included deposit operations, ACH & wires, debit cards services, ATM operations, internet banking and customer call center management. Mr. Ewing also served as Managing Vice President/Executive Vice President, Branch Distribution Support and Training for Capital One Bank, McLean, Virginia (2007-2009). In this role, Mr. Ewing had Operational responsibility for the organizations 1,000 branch network in an eight state market. Mr. Ewing specific responsibilities focused on branch technology, sales and teller operations, audit, risk management, regulatory compliance and retail training. Mr. Ewing also served in varying Senior Management roles while employed at Commerce (TD) Bank, Mount Laurel, New Jersey (1999-2007). These roles included; Director of Back Office Operations, (item processing, Federal Reserve Bank settlement, mail center, courier fleet management), Director of Branch Operations (front-end sales, operational controls, financial integrity) and Director of Branch Support (KYC verification, regulatory reporting, cash control and product management). In addition during his tenure, Mr. Ewing managed the operations team that opened 200 DeNovo branches over a two year period. Mr. Ewing has over 26 years of experience in the financial services industry.

Mark S. Merrill – Mr. Merrill, Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank, joined the Company and the Bank in February 2012. Prior to joining the Company and the Bank, Mr. Merrill was Executive Vice President and Chief Financial Officer of Tower Bancorp, Inc., a publicly-traded bank holding company based in Harrisburg, Pennsylvania, serving in this role from March 2009 to February 2012. As Chief Financial Officer of Tower Bancorp, Inc., Mr. Merrill was responsible for oversight of the company’s finance, accounting, tax and financial reporting functions, supervised the investment portfolio and asset-liability management processes, and participated in the company’s strategic planning, budgeting and modeling processes. Mr. Merrill also served as Executive Vice President of Graystone Tower Bank, beginning in such role in March 2009, and served as Chief Financial Officer of Graystone Tower Bank from March 2009 to January 2011. Prior to the merger of Tower Bancorp, Inc. with Graystone Financial Corp., Mr. Merrill served as Executive Vice President and Chief Financial Officer of Graystone Financial Corp. and Graystone Bank from July 2008 to March 2009 (collectively, “Graystone”), and served as Senior Vice President and Chief Financial Officer from July 2007 to June 2008, with oversight for Graystone’s finance, accounting, tax and financial reporting functions. Mr. Merrill served as Chief Accounting and Risk Officer of Graystone Bank from May 2006 to June 2007 and was responsible for managing financial, operational and compliance controls, evaluating the impact of new banking and accounting standards, and managing the annual budget process. Mr. Merrill has over 8 years of banking experience, primarily in CFO and accounting roles.

Patricia M. Ostrander – Ms. Ostrander, Executive Vice President and Chief Administrative Officer, joined the Bank in May 1994 as Loan Administration Officer. Prior to joining the Bank, Ms. Ostrander was a Loan Administration Officer at Tysons National Bank, McLean, Virginia (December 1992 to April 1994). Ms. Ostrander has over 23 years of managerial, administrative and operational lending experience in the banking industry.

Steven A. Reeder – Mr. Reeder, Executive Vice President and Chief Deposit Officer, joined the Bank in June 2005. Prior to joining the Bank, Mr. Reeder served as Senior Vice President and Retail Banking Manager for BB&T’s branch network in Loudoun, Prince William, Stafford, and Spotsylvania counties. He served in a similar capacity with First Virginia Bank - Northern Virginia from 2001 until its merger with BB&T in 2003. Mr. Reeder has over 23 years of retail experience in the banking industry.

TRANSACTIONS WITH MANAGEMENT AND RELATED PARTIES

Some of the directors of the Company and Bank or companies with which they are associated, and some of the officers of the Company and Bank, were customers of, and had banking transactions with, the Bank during the fiscal year ended December 31, 2011. The Company maintains written policies and procedures to strictly control all loans to insiders in accordance with Federal law (Regulation O). Insiders include any executive officer, director, or principal stockholder and their affiliates and entities which such persons control. All loans and commitments to make loans to such persons by the Bank were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company or the Bank and do not involve more than a normal risk of collectability or present other unfavorable features. Loans to insiders require approval by the Board of Directors, with any interested director not participating. The Company also applies the same standards to any other transaction with an insider. The maximum aggregate amount of loans (including lines of credit) to officers, directors and affiliates of the Company during 2011 amounted to $46,608,778 representing approximately 16.4% of the Company’s total stockholders’ equity. The aggregate amount outstanding on such loans at December 31, 2011 was $21,048,911. None of these loans has ever been reported as nonaccrual, past due, restructured or potential problem loans, and all of such loans are current as to the payment of interest and principal. The Company’s Compliance Officer provides an annual report to the Audit Committee on compliance with Regulation O and the Company’s policies.

The Company has not adopted a formal policy that covers the review and approval of related person transactions by its Board of Directors that is separate from the Code of Ethics that applies to directors, officers and all employees of the Company. The Audit Committee reviews all proposed related party transactions for approval. During such a review, the Audit Committee will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information. Those directors that are involved in a proposed related party transaction are excused from the Board and/or Audit Committee meeting during the discussion of and vote on the proposed transaction.

In September 2008, the Company entered into a Purchase Agreement pursuant to which it sold an aggregate of $25 million of 10.20% trust preferred securities, liquidation amount $1,000 per security (the “Preferred Securities”), through VCBI Capital Trust IV, a newly formed trust subsidiary organized under Delaware law (the “Trust”), on a private placement basis. In connection with the issuance of the Preferred Securities, the Company issued warrants to purchase an aggregate of 1.5 million shares of its common stock to the purchasers of the Preferred Securities (the “Warrants” and collectively with the Preferred Securities, the “Securities”). The Warrants have a term of five years from the date of issuance, and an exercise price of $6.83 per share, which is equal to 120% of the average closing price of the common stock for the five trading days prior to the closing of the sale of the Securities. No additional consideration was received for the issuance of the Warrants. The gross proceeds to the Company of the sale and issuance of the Securities was $25 million. The sale of the Securities was consummated on September 24, 2008.

All of the purchasers of the Securities were directors or executive officers of the Company and/or the Bank, or such person’s related parties. The directors and executive officers, or their related parties, purchased Securities as follows: Mr. Adler: $4,000,000 of Preferred Securities and 240,000 Warrants; Mr. Anderson: $250,000 of Preferred Securities and 15,000 Warrants; Mr. Anzilotti: $500,000 of Preferred Securities and 30,000 Warrants; Mr. Beauchesne: $250,000 of Preferred Securities and 15,000 Warrants; Mr. Converse: $1,000,000 of Preferred Securities and 60,000 Warrants; Mr. Fisher: $1,000,000 of Preferred Securities and 60,000 Warrants; Mr. Guernsey: $2,000,000 of Preferred Securities and 120,000 Warrants; Mr. Mitchell: $10,000,000 of Preferred Securities and 600,000 Warrants; and Mr. Walters: $4,500,000 of Preferred Securities and 270,000 Warrants. The Company obtained a fairness opinion from an independent third party financial advisor with respect to the terms of the Securities. The Company believes that the terms of the Securities and the issuance of Securities are on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons.

On March 21, 2011, the Company and Mr. Lehman entered into a securities purchase agreement, pursuant to which the Company agreed to sell to Mr. Lehman an aggregate of 426,000 shares of Common Stock together with Series A Warrants and Series B Warrants to purchase a total of 852,000 shares of Common Stock, for gross proceeds of approximately $2.5 million. Mr. Lehman received Series A Warrants to purchase up to 426,000 shares of Common Stock, and Series B Warrants to purchase up to 426,000 shares of Common Stock. The purchase price for each share of Common Stock and the related Series A Warrant and Series B Warrant was $5.87, and each warrant has an exercise price of $5.62. The Series A Warrants were exercisable for a period of seven-months following the closing date and were exercised in full before they expired. The Series B Warrants, also exercisable for a total of 426,000 shares of common stock, were exercisable for a period of twelve months following the closing date. As of December 31, 2011, no Series B Warrants had been exercised. In March 2012, Series B Warrants were exercised in full. The Audit Committee and the Board of Directors approved this transaction in advance, with Mr. Lehman not participating in the deliberations.

Mr. Guernsey’s relationship with the Company disclosed above under “Committees, Meetings and Procedures of the Board of Directors – Personnel and Compensation Committee Interlocks and Insider Participation” was approved by the Board of Directors in accordance with the policies and procedures described above.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”), we give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Executive Compensation Tables,” you will find a series of tables containing specific information about the compensation earned or paid in 2011 to Mr. Converse, the Chief Executive Officer of the Company, Mr. Beauchesne, who served as the Company’s Chief Financial Officer during part of 2011, Mr. Tinley, who served as the Company’s Interim Chief Financial Officer during part of 2011, and the three other most highly compensated executive officers of the Company (who are officers of the Bank) who received total compensation of $100,000 or more during the fiscal year ended December 31, 2011, referred to as our “named executive officers.”

Compensation Objectives

The primary objective of the Personnel and Compensation Committee with respect to executive compensation is to tie annual and long-term cash and equity incentives to the achievement of measurable Company and individual performance objectives, thereby aligning the executive’s incentive with maintaining and increasing stockholder value. We attempt to achieve these objectives through compensation plans that tie a substantial portion of our named executive officers’ overall compensation to our financial performance while limiting risk appropriately. Our compensation philosophy is to reward our executives with compensation at market competitive rates, while rewarding outstanding Bank performance with above-average total compensation.

Process for Determining Executive Compensation

The Personnel and Compensation Committee generally recommends the compensation for our executive officers for approval by the full Board of Directors. When circumstances warrant immediate action, however, as in the case of hiring Mr. Tinley as Interim Chief Financial Officer in March 2011, executive compensation decisions will be made by the Personnel and Compensation Committee and then ratified by the full Board of Directors. In making compensation decisions and recommendations regarding executive officers other the Chief Executive Officer, the Personnel and Compensation Committee considers the recommendations of the Chief Executive Officer.

Use of Compensation Consultant

In late 2010, the Personnel and Compensation Committee engaged the consultant services of Blanchard Chase (“Chase”) to provide an updated executive compensation review for the Company’s top six executives and to recommend potential improvements regarding existing practices for implementation in 2011. The Personnel and Compensation Committee requested Chase’s review, as an objective third party, to summarize issues relative to topics such as competitive executive compensation and incentive practices with the intent to identify appropriate compensation levels. The review utilized 2009 compensation data from 2010 proxies for a custom peer group of 24 publicly-traded banks1, the selection of which was based upon similarities in asset size (assets between $1.5 billion and $5.5 billion as of September 30, 2010) and geographic location (banks located in Delaware, Maryland, North Carolina, New Jersey, New York, Pennsylvania, Virginia and West Virginia). Twenty of the 24 banks were also in the Company’s peer group for 2010. For purposes of the review, Chase increased the executive compensation paid in 2009 for this peer group 6% (3% annually), to reflect general market movement in executive compensation from 2009 to 2011. The review compared the total compensation (salary, annual cash bonus, long-term incentives, all other compensation and retirement benefits) of the Company’s top six executives to the 50th percentile of the peer group. For cash compensation (salary and annual cash bonus) comparisons, Chase used a combination of industry survey data and the peer group.

The Personnel and Compensation Committee used the review from Chase to inform its executive compensation determinations for 2011. In prior years, the Personnel and Compensation Committee generally targeted the Company’s executive compensation to the 50th percentile level of the peer group, as increased by Chase. For 2011, however, the Personnel and Compensation Committee recommended matching the 50th percentile of this peer group for establishing the target bonus opportunity under the Executive Incentive Plan, but did not recommend basing salary or equity award decisions for 2011 on a particular percentile of the peer group.

In July 2011, the Personnel and Compensation Committee also engaged Chase to research supplemental executive retirement plans and executive employment agreement provisions among the banks in the same peer group. Although the Personnel and Compensation Committee determined to defer any decisions regarding a supplemental executive retirement plan, the Personnel and Compensation Committee used Chase’s research of executive employment agreement provisions in connection with the preparation of the new executive employment agreements that were entered into March 1, 2012 with six of the Company’s executive officers.

In addition to the executive compensation consulting services discussed above, during 2011 Chase also provided limited non-executive compensation advice to management in connection with an analysis and design of a salary structure for the Company’s non-executive officers. The Personnel and Compensation Committee was aware of management’s engagement of Chase for this project and concluded that it did not constitute a conflict of interest for Chase to provide this service to management. The total amount charged by Chase for this non-executive compensation project was $12,500.

[1]

Community Bank System, Inc. (CBU), NBT Bancorp Inc. (NBTB), S&T Bancorp, Inc. (STBA), Union First Market Bankshares Corp. (UBSH), TowneBank (TOWN), Carter Bank & Trust (CARE), Sandy Spring Bancorp, Inc. (SASR), Sun Bancorp, Inc. (SNBC), First Bancorp (FBNC), Tompkins Financial Corporation (TMP), Hampton Roads Bankshares, Inc. (HMPR), StellarOne Corporation (STEL), Hudson Valley Holding Corp. (HUVL), Lakeland Bancorp, Inc. (LBAI), Bancorp, Inc. (TBBK), City Holding Company (CHCO), Sterling Bancorp (STL), First Community Bancshares, Inc. (FCBC), Metro Bancorp, Inc. (METR), Cardinal Financial Corporation (CFNL), Univest Corporation of Pennsylvania (UVSP), Intervest Bancshares Corporation (IBCA), Eagle Bancorp, Inc. (EGBN) and First United Corporation (FUNC).

Participation in Capital Purchase Program

On December 12, 2008, the Company sold a series of its preferred stock and warrants to purchase common stock to the United States Department of Treasury (the “Treasury”) under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”) created under the Emergency Economic Stabilization Act of 2008 (“EESA”). As a result of its participation in the CPP, the Company became subject to certain executive compensation requirements of the EESA. In connection with the Company’s participation in the CPP, on December 12, 2008, the Company’s senior executive officers at the time (the “SEOs”), who are the named executive officers in any year, executed waivers consenting to the restrictions and limitations required by the EESA.

On February 17, 2009, the President of the United States signed into law the American Reinvestment and Recovery Act of 2009 (“ARRA”). The ARRA amended, among other things, the EESA by directing the Treasury to issue regulations implementing additional restrictions and limitations on executive compensation paid or accrued by for participants in the CPP. The restrictions and limitations of the EESA, as amended by the ARRA, were implemented by interim final rules setting forth the TARP standards on corporate governance and executive compensation, published by the Treasury and effective on June 15, 2009, as updated by technical corrections and by further guidance from the Treasury (collectively, “TARP Standards”). The period beginning on December 12, 2008, and continuing until the Company redeems the preferred stock issued in the CPP transaction is referred to as the “TARP Period.” The restrictions and limitations, as applicable to the Company during a portion or all of the TARP Period, include:

•

a prohibition on paying or accruing any bonus, retention award, or incentive compensation to the five most highly compensated employees of the Company (whether or not SEOs) during the period beginning on June 15, 2009, and continuing until the preferred stock is redeemed, other than certain awards of restricted stock or restricted stock units, certain commission compensation, or bonuses payable under existing written employment agreements in place as of February 11, 2009;

•

a prohibition, during the period beginning on June 15, 2009, and continuing until the preferred stock is redeemed, on making any payments to the named executive officers and the Company’s next five most highly compensated employees for departure from the Company or upon a change in control of the Company, other than compensation earned for services rendered or accrued benefits, and a prohibition on the acceleration of vesting due to a departure or a change in control with respect to the named executive officers and the next five most highly compensated employees;

•

subjecting bonus, incentive and retention payments made to the named executive officers during the TARP Period and to the Company’s next twenty most highly compensated employees during the period beginning June 15, 2009 and continuing until the preferred stock is redeemed, to repayment (clawback) if based on financial statements or any other performance metric criteria that are later found to be materially inaccurate;

•

a prohibition on providing formal or informal tax gross-ups or other reimbursements for the payment of taxes to the named executive officers and the Company’s next twenty most highly compensated employees during the period beginning June 15, 2009, and continuing until the preferred stock is redeemed;

•	a limitation on the tax deductibility of the portion of a named executive officer’s annual compensation in excess of $500,000;

•

a prohibition during the period beginning June 15, 2009, and continuing until the preferred stock is redeemed on any compensation plan that would encourage manipulation of reported earnings, encourage behavior focused on short-term results rather than long-term value creation, or encourage the named executive officers to take unnecessary and excessive risks that could threaten the value of the Company;

•	a requirement to conduct semi-annual reviews of the named executive officer and employee compensation plans to ensure they do not contain such prohibited features;

•	maintenance of an independent Personnel and Compensation Committee;

•

establishment of and compliance with a company-wide policy regarding excessive or luxury expenditures, including entertainment or events, office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business;

•

a requirement to include a “say-on-pay” proposal for a non-binding advisory vote of stockholders at annual meetings held during the TARP Period, whereby stockholders vote, on a non-binding advisory basis, to approve (or disapprove) the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement;

•	annual disclosure of certain perquisites and information regarding the Company’s compensation consultant;

•

a review by the Treasury of any bonus, retention awards or other compensation paid to the named executive officers and the next twenty most highly compensated employees prior to February 17, 2009, to determine if such payments were inappropriate and negotiate for the reimbursement of such excess payments; and

•	annual certifications by the Chief Executive Officer and Chief Financial Officer of compliance with the TARP Standards.

The restrictions and limitations of the TARP Standards required the Company to implement certain changes to its 2009, 2010 and 2011 executive compensation as noted in the following discussion.

Compensation Components

The key components of our executive compensation program consist of a base salary and performance-based compensation in the form of an annual cash bonus and equity grants. Base salary and bonus, or cash compensation, have comprised the substantial portion of total executive compensation.

2011 Say on Pay Vote

When recommending executive compensation and compensation policies, the Personnel and Compensation Committee took into account the results of the shareholders’ non-binding advisory vote on executive compensation of our named executive officers that took place in April 2011. In that vote, our shareholders approved the executive compensation as disclosed in the proxy statement for the 2011 Annual Meeting of Shareholders. The Personnel and Compensation Committee believes that the result of this advisory vote (approximately 82% of the votes cast for approval of the executive compensation) is a strong expression of the shareholders’ general satisfaction with our current executive compensation programs. Therefore, the Personnel and Compensation Committee has continued to apply the same principals in determining the amounts and types of executive compensation.

Base Salary

The Personnel and Compensation Committee believes that base salary for named executive officers should be targeted at market competitive levels while rewarding outstanding Bank performance with above-average total compensation. Base salaries are reviewed annually and adjusted from time to time, based on the Personnel and Compensation Committee’s review of market data and assessment of Company and individual executive performance, with input from the Chief Executive Officer. For 2010, based on the recommendation of the Personnel and Compensation Committee, the Board determined that the base salaries for the Chief Executive Officer and Chief Lending Officer would remain unchanged. However, the Personnel and Compensation Committee and Board determined that base salaries for Ms. Ostrander and Mr. Reeder should be increased to more appropriate market levels in light of promotions each received in 2010 including new responsibilities. The salary increases took effect in two phases, with the first increase effective January 1, 2010, and the second increase effective July 1, 2010. Ms. Ostrander’s total annual increase reflected a change of 38.2% and Mr. Reeder’s reflected a change of 27.4%. For 2011, the Personnel and Compensation Committee recommended that base salary increases for the named executive officers be limited to 3% in keeping with the Company’s decision to hold average salary increases for 2011 for non-executive officers to 3% in the aggregate. As a result, the Board approved an annual increase of $11,430 for Mr. Converse, an annual increase of $7,004 for Mr. Anderson, an annual increase of $5,500 for Ms. Ostrander and an annual increase of $6,300 for Mr. Reeder. Mr. Tinley was serving in an interim capacity in 2011 and, therefore, did not receive an annual increase in base salary.

Annual Bonus

In addition to base salary, the Company awards annual cash bonuses to the executive officers. In October 2011, upon the recommendation of the Personnel and Compensation Committee, the Board of Directors approved a formal, annual cash bonus program for the executive officers, called the Virginia Commerce Bancorp, Inc. Executive Incentive Plan (the “Executive Incentive Plan”). The Executive Incentive Plan is a calendar-year plan that provides for the potential payment of annual cash bonus awards to designated executive officers of the Company and its subsidiaries (“Participants”) based on the achievement of corporate, department and/or individual performance goals established by the Board of Directors and a subjective assessment of each Participant’s individual performance by the Board of Directors each year. Cash bonus awards under this plan will typically be paid in February of each year, based on the achievement and assessment with respect to the preceding year, and subject to discretion of the Personnel and Compensation Committee and the Board of Directors.

The Board of Directors believes that the structure of the Executive Incentive Plan aligns the compensation of the Company’s executive officers with the interests of shareholders and creates value for the Company by rewarding achievement of important performance goals within an appropriate risk setting. In designing the Executive Incentive Plan, the Personnel and Compensation Committee and Board of Directors evaluated various measures and factors of performance, and determined that the primary corporate performance goal under the Executive Incentive Plan should be the Company’s budgeted amount of net income available to common stockholders for the plan year (the “NI Goal”). No bonus awards can be earned for a plan year unless the Company achieves a minimum percentage of the NI Goal for that plan year. The maximum bonus award that may be earned by a Participant under the Executive Incentive Plan for any plan year (consisting of Base Bonus plus any Add-on Bonus, as defined below) is 100% of the Participant’s Base Salary (as defined below).

The Board of Directors selected Mr. Converse, Mr. Anderson, Ms. Ostrander and Mr. Reeder to participate in the Executive Incentive Plan in 2011. Due to his status as one of the Company’s most highly compensated employees, the Executive Incentive Plan provides that any bonus award earned by Mr. Converse will be paid in shares of restricted stock (or other equity award) that complies with the TARP Standards. Mr. Tinley was serving in an interim capacity in 2011 and, therefore, did not participate in the plan.

Participants are eligible to earn a cash bonus award consisting of a base bonus award (the “Base Bonus”) and an add-on bonus award. The targeted amount of the Base Bonus is equal to a percentage of the Participant’s annual base salary in effect on the date the bonus targets are established (the “Target Bonus” and such salary, the “Base Salary”), subject to increase or decrease based on the achievement of the corporate, department and/or individual performance goals established by the Board of Directors, as well as the Board of Directors’ subjective assessment of individual performance, in each case based upon the recommendation of the Personnel and Compensation Committee. A Participant’s “total potential assessment” for a plan year is 100% of the assessment criteria. The assessment criteria for the Chief Executive Officer’s Base Bonus for a plan year are as follows: achievement of corporate goals (80%) and subjective assessment of individual performance (20%). The assessment criteria for all other Participants’ Base Bonus are as follows: achievement of corporate goals (60%), achievement of individual/department goals (25%), and subjective assessment of individual performance (15%). The corporate goals for a plan year will be the same for all Participants other than the Chief Executive Officer, whose corporate goals may vary, and may relate to matters such as net income available to common stockholders, loan and deposit growth, net charge-offs, asset quality, return on equity, return on assets, margins, productivity, soundness or customer satisfaction. The NI Goal for a plan year represents 60% of the Chief Executive Officer’s total potential assessment, and 40% of all other Participants’ total potential assessment.

In addition to any Base Bonus amount earned, each Participant will be eligible to earn an add-on bonus if the Company exceeds the NI Goal for the year by a percentage selected by the Board of Directors (the “Excess NI Goal”). If the Company’s net income available to common stockholders for the year equals or exceeds the Excess NI Goal, the Participant will earn an add-on bonus amount (the “Add-on Bonus”) equal to the percentage by which the NI Goal is exceeded, multiplied by the Participant’s Base Salary. The Board of Directors, in its sole discretion, may increase or decrease the percentage of the Add-on Bonus on the same basis for all participants.

When approving the Executive Incentive Plan in October 2011, the Board of Directors established Target Bonus amounts and various weightings among corporate and individual performance goals for each Participant, based upon the recommendation of the Personnel and Compensation Committee. The percent of Base Salary used for the Target Bonus amount for each named executive officer was determined by reference to the percent of base salary earned as a bonus for the equivalent position at the 50th percentile of the peer group. The Target Bonus amount for each Participant for 2011 is set forth in the table below.

Name	Target Bonus (as percent of Base Salary)
Peter A. Converse	45%
Richard B. Anderson, Jr.	23%
Patricia M. Ostrander	27%
Steven A. Reeder	35%

Upon the recommendation of the Personnel and Compensation Committee, the Board of Directors established the Company’s budgeted 2011 net income available to common stockholders as the NI Goal for the 2011 plan year, and selected 90% as the minimum percentage achievement of the NI Goal for bonuses to be earned for 2011, and 110% as the Excess NI Goal that must be exceeded for Add-on Bonuses to be earned. The Board of Directors also established as corporate goals for 2011, the NI Goal and the Company’s 2011 budgeted amounts for net loan growth (or, for Mr. Converse only, net loan growth and net commercial and industrial loan growth), net deposit growth, the ratio of non-performing assets to total assets, and net charge-offs.

The Board of Directors set individual or department goals for 2011 for the non-CEO Participants as follows:

•

for Mr. Anderson, the Company’s 2011 budgeted amounts for net loan growth, net commercial and industrial loan growth, gross loan fee income, ratio of non-performing assets to total assets, and net charge-offs;

•

for Ms. Ostrander, various administrative objectives including development of a salary administration program, completion of the internal audit, risk management initiatives, development and implementation of training programs, and consumer affairs regulatory ratings; and

•

for Mr. Reeder, the Company’s 2011 budgeted amounts for net deposit growth, net demand deposit growth, and retail non-interest income, as well as goals for cross-selling ratio and customer service measures.

The components of the total assessment percentage for each Participant are set forth in the table below.

		Assessment Percentage
Peter A. Converse	Corporate Performance (incl. NI Goal)	80%
	Subjective Evaluation	20%
	Total	100%
Richard B. Anderson, Jr.	Corporate Performance (incl. NI Goal)	60%
	Individual Performance	25%
	Subjective Evaluation	15%
	Total	100%
Patricia M. Ostrander	Corporate Performance (incl. NI Goal)	60%
	Individual Performance	25%
	Subjective Evaluation	15%
	Total	100%
Steven A. Reeder	Corporate Performance (incl. NI Goal)	60%
	Individual Performance	25%
	Subjective Evaluation	15%
	Total	100%

In February 2012, upon the recommendation of the Personnel and Compensation Committee, which reviewed relevant performance evaluations from the Chief Executive Officer with respect to the non-CEO Participants, the Board of Directors reviewed performance against the corporate performance goals (including the NI Goal) and the individual performance goals and reviewed the subjective assessment of individual performance for each Participant. The corporate performance goals for 2011 and achievement with respect to those goals, as approved by the Board of Directors, is set forth in the table below.

Corporate Performance Goal	Goal		Performance Achieved
Net Income Available to Common Stockholders (NI Goal)		$21,151,956		$21,790,668
Net Loan Growth (non-CEOs)		$111,551,029		$(42,897,785)
Net Loan Growth & Net C&I Growth (CEO only)	$ $	111,551,029 & 14,987,742	$ $	(42,897,785 33,782,058)
Net Deposit Growth		$103,798,866		$45,524,208
NPAs/Total Assets		1.78% or less		1.63%
Net Charge-Offs		$22,000,000 or less		$28,562,071

The total achievement percentage for each Participant for 2011, as determined by the Board of Directors on the recommendation of the Personnel and Compensation Committee was for Mr. Converse, 83.5%, Mr. Anderson, 70%, Ms. Ostrander, 82%, and Mr. Reeder, 77%.

Because the Company did not exceed the NI Goal for 2011, upon the recommendation of the Personnel and Compensation Committee, the Board of Directors determined that no Add-on Bonuses were earned for 2011 under the Executive Incentive Plan.

In February 2012, based on the results and assessments described above, upon the recommendation of the Personnel and Compensation Committee, the Board of Directors approved bonus awards for Mr. Converse, Mr. Anderson, Ms. Ostrander and Mr. Reeder under the Executive Incentive Plan of $147,456, $38,439, $42,188 and $58,293, respectively, provided, however, that due to his status as one of the Company’s most highly compensated employees, Mr. Converse’s bonus award was to be paid in shares of restricted stock that comply with the TARP Standards, calculated using the closing price of the Company’s common stock on the date of grant, and limited to the maximum number of shares he could receive without exceeding the annual limit permitted under the TARP Standards. After applying this limit, Mr. Converse’s bonus award was the equivalent in value to $140,990.

Equity Awards

We believe that our long-term interests are best advanced by aligning the interests of our executives and key non-executive officers with the interests of our stockholders. Accordingly, we have granted options and restricted stock awards to our executives pursuant to our 1998 Stock Option Plan and 2010 Equity Plan. Options that have been granted under these plans are incentive stock options granted at fair market value at the date of grant.

Equity awards typically are recommended by the Personnel and Compensation Committee for approval by the Board in January or February each year, and periodically for certain key new officer hires during the year. The Personnel and Compensation Committee makes equity award recommendations, with input from the Chief Executive Officer (except in the case of awards to the Chief Executive Officer), based on a number of criteria, including the relative rank of the executive within the Company and the Personnel and Compensation Committee’s subjective evaluation of the individual’s specific contributions to the success of the Company during the prior year.

We believe that options and restricted stock awards serve to enhance stockholder value by aligning the interests of our executives with those of the stockholders and also by helping to retain our named executive officers through extended vesting periods. As with awards of annual cash bonuses discussed above, equity awards are approved by the Board based on the Personnel and Compensation Committee’s recommendation. The Personnel and Compensation Committee has discretion in making these recommendations, but is guided by ranges within tiers according to each officer’s position. For 2011, these guideline ranges were generally targeted to the 50th percentile of the peer group and were from 15% to 35% of base salary for the named executive officers. In February 2011, the Personnel and Compensation Committee recommended and the Board approved stock option awards to each of the named executive officers, with the exception of Mr. Converse and Mr. Tinley, determined by multiplying their 2010 salary by 20% and dividing the product by the current Black Scholes value for the Company’s common stock. Based on a recommended valuation of one restricted share equaling every three option shares, Mr. Converse, who is not eligible to receive stock options as one of the Company’s five most highly compensated employees under the TARP Standards, received a restricted stock award of shares equal to one third of option shares at 20% of his 2010 base salary. Mr. Tinley was serving in an interim capacity in 2011 and, therefore, did not receive an equity award.

Inter-Relationship of Elements of Total Compensation

The various elements of the compensation package are not interrelated. For example, if it does not appear as though the target bonus will be achieved, the number of options or restricted stock that will be granted may not be affected. There is no significant interplay of the various elements of total compensation between each other. If options that are granted in one year become underwater, the amount of the bonus or base compensation to be paid the executive officer for the next year is not impacted. Similarly, if options or restricted stock becomes extremely valuable, the amount of base compensation or bonus to be awarded for the next year is not affected.

401(k) Plan

Our 401(k) Plan allows substantially all full-time officers and employees of the Bank to defer a portion of their compensation, and provides for a discretionary match of up to 6% of their base salaries and bonus amounts, subject to certain IRS limitations. While the decision to match employee contributions is discretionary, in general, all employees receive the same percentage match. The Bank did not provide a match for 2009. In 2010 and 2011, the Bank provided for a discretionary match of up to 3% of officer and employee base salaries for 2010 and 2011.

Perquisites

The Company believes that reasonable perquisites are necessary to attract and retain talented executives. For the named executive officers, these perquisites include payment of premiums on medical and dental insurance, and a long-term care policy, a car allowance or use of a company-owned car, and annual club dues for membership at a golf or social club so that the executive has an appropriate entertainment forum for customers and appropriate interaction within the community. The Company believes these perquisites are not material to the overall compensation of the named executive officers and that providing such perquisites is necessary to attract and retain talented executives because many of the Company’s competitors offer similar benefits. All perquisites received by the named executive officers are reviewed annually by the Personnel and Compensation Committee.

Stock Ownership and Clawback Policy

We have not adopted formal stock ownership requirements for our executive officers and directors. We encourage our executive officers and directors to make investments in our Company stock as a long term investment, but do not have a policy related to any required or target levels of investment. All of the current executive officers and directors own common stock and most hold options to purchase common stock, with the exception of Mark Merrill who currently holds only restricted stock. Pursuant to the TARP Standards, the Company has adopted a policy providing that any bonus, incentive or retention payment made to a named executive officer or any of the Company’s next twenty most highly compensated employees during the TARP Period will be subject to repayment if the payment is based on financial statements or any other performance metric criteria that are later found to be materially inaccurate.

Employment Agreements; Severance/Change of Control Arrangements

During 2011, no named executive officer had any written employment or severance arrangement, or any agreement providing for a payment upon a change of control of the Company. Since the beginning of his tenure at the Company, Mr. Converse and the Personnel and Compensation Committee have had an oral agreement to provide him with a change of control benefit, which would pay him one year of base salary in the event of his termination or certain other events, following a change of control of the Company.

On March 1, 2012, the Company and the Bank entered into an employment agreement with the Chief Executive Officer setting forth the terms and conditions of his employment (the “CEO Agreement”), and the Bank entered into employment agreements with the Chief Lending Officer, the Chief Deposit Officer and the Chief Administrative Officer (collectively, with the CEO Agreement, the “Agreements”). Each Agreement is effective as of March 1, 2012, with an initial term that continues until February 28, 2014, and renews for successive one-year periods unless either party provides written notice of non-renewal.

Payments and benefits under each Agreement are subject to compliance with the TARP Standards and to certain bank regulatory requirements. The Agreements provide for annual base salary, subject to periodic review and adjustment by the Company’s Board of Directors or its designees for the Chief Executive Officer, and by the Bank’s Board of Directors or its designees for the Chief Lending Officer, Chief Deposit Officer and Chief Administrative Officer. Each Agreement provides that the executive is eligible to receive equity awards in accordance with the terms and conditions of the Company’s 2010 Equity Plan (the “2010 Equity Plan”), and is eligible to participate in the Executive Incentive Plan, the Company’s annual bonus plan for executives. In addition, each Agreement provides that the executive is eligible to participate in any employee benefit plans maintained by the Bank (or by the Company and the Bank for the Chief Executive Officer) for the benefit of its senior executives, such as group medical, disability and life insurance, vacation and sick leave, and a retirement plan. Each Agreement also provides that the executive will be reimbursed for reasonable business expenses. The CEO Agreement also provides that the Company will pay or reimburse the Chief Executive Officer for country club fees and dues.

The CEO Agreement provides that the Company will provide the Chief Executive Officer with the use of a car during the term of the agreement and will pay all operational expenses, including taxes, insurance, gasoline, oil, maintenance and other similar expenses. Each Agreement other than the CEO Agreement provides that the executive will receive a monthly car allowance of $500 during the term of the Agreement.

The CEO Agreement provides for an initial annual base salary of $471,292. The Agreement for the Chief Lending Officer provides for an initial annual base salary of $276,925. The Agreement for the Chief Deposit Officer provides for an initial annual base salary of $250,000. The Agreement for the Chief Administrative Officer provides for an initial annual base salary of $210,000.

Each Agreement provides that if the executive’s employment is terminated due to Incapacity (as defined in the Agreement), the executive is entitled to (1) any unpaid base salary for the time worked through the date of termination; (2) any incentive or bonus compensation due and owing pursuant to the terms of any incentive or bonus plan; and (3) any benefits due and owing pursuant to the terms of any other plans, policies or programs (the payments and benefits described in (1) through (3) are collectively referred to as the “Accrued Obligations”), and, if the termination occurs on or after October 1 of a calendar year but before the end of that year, the executive will be eligible to receive a portion of the annual bonus, if any, to which he or she would have been entitled under the Executive Incentive Plan for that year (the “Pro-Rata Bonus”). Each Agreement provides that if the executive’s employment is terminated due to death, his or her spouse or estate is entitled to the Accrued Obligations, the Pro-Rata Bonus, and the continued payment of the executive’s then-current salary for three months.

Each Agreement other than the CEO Agreement provides that if the executive’s employment is terminated without Cause (as defined in the Agreements) or if the executive terminates his or her employment for Good Reason (as defined in the Agreements), the executive is entitled to (1) the Accrued Obligations; and, if the executive delivers a general release to the Bank, he or she will be entitled to (2) the continued payment of his or her then-current salary for the remaining term of the agreement or for 12 months, whichever is greater; (3) the Pro-Rata Bonus; (4) up to 12 months of continued health care coverage for the executive and his or her spouse and dependents, subject to certain limitations; and (5) accelerated vesting of outstanding equity awards under the 2010 Equity Plan (the payments and benefits described in (1) through (5) are collectively referred to as the “Severance Benefits”). The CEO Agreement includes the same provisions (including the requirement that the Chief Executive Officer deliver a general release to the Company and the Bank in order to be entitled to the payments and benefits described in (2) through (5)), except that the Severance Benefits for the Chief Executive Officer will include up to 18 months of continued health care coverage for the Chief Executive Officer and his spouse and dependents, subject to certain limitations. Each Agreement provides that the Severance Benefits shall cease if the executive fails to comply with certain covenants following the termination of his or her employment. For the remaining term of the agreement or for 12 months after his or her employment ceases, whichever is greater, the executive will not engage in Competition (as defined in the Agreements) with the Bank (or with the Company or the Bank for the Chief Executive Officer) (the “Non-Competition Covenant”) and, during that same period, will not solicit, divert or do business with certain depositors or customers of the Bank if the purpose is to provide products or services that compete with the Bank (the “Non-Piracy Covenant”). In addition, for a period of 12 months after his or her employment ceases, the executive will not hire or solicit for hire or induce any person to cease his or her employment with the Bank (or with the Company or the Bank for the Chief Executive Officer), if the purpose is to compete with the Company and/or the Bank (the “Non-Solicitation Covenant”). Finally, for a period of five years after his or her employment ceases, or for such longer period as may be required by law, the executive will not use or disclose the confidential information of the Bank (or of the Company or the Bank for the Chief Executive Officer) except as described in the Agreement (the “Non-Disclosure Covenant”). In the event the executive violates the Non-Competition Covenant, the Non-Piracy Covenant, the Non-Solicitation Covenant or the Non-Disclosure Covenant, the Severance Benefits shall cease to be paid, provided that, in the event the Bank (or the Company and the Bank for the Chief Executive Officer) are not permitted to pay the Severance Benefits as a result of the TARP Standards or bank regulatory requirements, the period of the Non-Competition Covenant and the Non-Piracy Covenant shall be reduced to six months from the date the executive’s employment ceases.

Each Agreement other than the CEO Agreement provides that if the executive’s employment is terminated without Cause within one year following a Change of Control (as defined in the Agreements) or if the executive terminates his or her employment for Good Reason within one year following a Change of Control, then, instead of the Severance Benefits described above, the executive is entitled to (1) the Accrued Obligations; and, if the executive delivers a general release to the Bank, he or she will be entitled to (2) an amount equal to two times his or her then-current salary, payable over 24 months; (3) the Pro-Rata Bonus; and (4) up to 24 months of continued health care coverage for the executive and his or her spouse and dependents, subject to certain limitations (the payments and benefits described in (1) through (4) are collectively referred to as the “Change of Control Benefits”). The CEO Agreement includes the same provisions (including the requirement that the Chief Executive Officer deliver a general release to the Company and the Bank in order to be entitled to the payments and benefits described in (2) through (4)), except that the Change of Control Benefits for the Chief Executive Officer will include 2.99 times his then-current salary and up to 36 months of continued health care coverage for the Chief Executive Officer and his spouse and dependents, subject to certain limitations. In the event the executive’s employment is terminated without Cause within one year following a Change of Control or if the executive terminates his or her employment for Good Reason within one year following a Change of Control, the executive will be obligated to comply with the Non-Competition Covenant, the Non-Piracy Covenant, the Non-Solicitation Covenant and the Non-Disclosure Covenant, provided that the period of the Non-Competition Covenant and the Non-Piracy Covenant shall be increased to 24 months from the date the executive’s employment ceases for such reason within one year following a Change of Control, and provided further that, in the event the Bank (or the Company and the Bank for the Chief Executive Officer) are not permitted to pay the Change of Control Benefits as a result of the TARP Standards or bank regulatory requirements, the Non-Competition Covenant and the Non-Piracy Covenant shall be eliminated. In the event the executive violates the Non-Competition Covenant (if applicable and as extended to 24 months), the Non-Piracy Covenant (if applicable and as extended to 24 months), the Non-Solicitation Covenant or the Non-Disclosure Covenant, the Change of Control Benefits shall cease to be paid.

Each Agreement provides that it is intended that any payment made or benefit provided to the executive under the agreement shall not constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). If the Company’s auditors determine that any payment or benefit to be made or provided to the executive in connection with a Change of Control would be nondeductible by the Bank (or by the Company or the Bank for the Chief Executive Officer) under Section 280G of the Code, then the amounts payable under the Agreement and all other agreements between the executive and the Bank (or between the executive and the Company and the Bank for the Chief Executive Officer) will be reduced to one dollar less than the maximum amount which may be paid without causing such payment or benefit to be nondeductible. Each Agreement also provides that all of its provisions are to be construed so as to comply with the requirements of Section 409A of the Code or to comply with an exemption from the application of Section 409A of the Code.

Each Agreement provides that if the executive’s employment is terminated for Cause or if the executive terminates his or her employment other than for Good Reason, regardless whether the termination occurs within one year following a Change of Control, the executive is entitled to the payment of any unpaid base salary for the time worked through the date of termination and the payment of any benefits due and owing pursuant to the terms of any plans, policies or programs.

The above summary of the material terms of the Agreements is qualified in its entirety by reference to the Agreements attached as exhibits to the Current Report on Form 8-K filed by the Company on March [6], 2012.

As a result of the TARP Standards, each Agreement provides for certain payments and benefits that the executive will be unable to accrue or receive while he or she is an SEO and/or one of the Company’s top five most highly compensated employees prior to the time the Company repays the investment it received under the CPP (the end of the TARP Period). Each Agreement contains a CPP “catch-all” provision that essentially provides the payments and benefits will be limited or prohibited to the extent required by the TARP Standards. Until the end of the TARP Period, executives who are considered SEOs (which for 2012 includes each executive whose Agreement is described above) generally are unable to receive or accrue any payments, benefits or accelerated vesting of equity awards triggered by a Change of Control or by a departure from the Company or Bank, as applicable, other than compensation earned for services rendered or accrued benefits. In addition, until the end of the TARP Period, executives who are among the Company’s top five most highly compensated employees (which for 2012 includes the Chief Executive Officer) generally are prohibited from receiving any bonus, incentive compensation or retention awards, other than certain long-term restricted stock and/or restricted stock units under the 2010 Equity Plan. The base salaries and fringe benefits provided under the Agreements are not limited by the TARP Standards.

Under the terms of the Company’s outstanding options and restricted stock, all unvested options and restricted stock fully vests upon a change of control and upon certain terminations of employment. However, during the TARP Period, the TARP Standards prohibit the acceleration of vesting of equity awards held by the named executive officers and the Company’s next five most highly compensated employees due to a departure or most change of control events.

Risk Considerations in our Compensation Program

In setting compensation, our Personnel and Compensation Committee also considers the risks to the Company’s stockholders and to the achievement of our goals that may be inherent in our compensation program. Although a significant portion of some employees’ compensation is performance-based and “at-risk,” we believe our compensation program, including our compensation policies and practices, is appropriately structured, does not encourage imprudent risk-taking behavior, is consistent with maintaining the organization’s safety and soundness, and does not involve risks that are reasonably likely to have a material adverse effect on the Company.

Together with the Company’s senior risk officer, and as described further below, the Personnel and Compensation Committee undertook assessments of our compensation program in light of the business risks present in our operations. We considered the following elements of our employee compensation policies and practices when evaluating whether our compensation program encourages our employees to take inappropriate risks:

•	The employee compensation plans are designed to align incentive compensation to the Company’s strategic long-term goals.

•	We set performance goals that we believe are reasonable in light of past performance and market conditions.

•

The time-based vesting over five years for our long-term incentive awards, even after achievement of any performance criteria, ensures that our executives’ interests align with those of our stockholders for the long-term performance of the Company.

•

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•

The performance-based plans include several performance measures rather than placing undue reliance on a single performance measure, to ensure that the plans reward behavior in accordance with the Company’s overall strategic goals.

•	Many employee compensation plans provide for reductions in the amount of incentive compensation in certain circumstances, which reduces the focus on short-term results.

•

The Personnel and Compensation Committee generally retains discretion over incentive payments made under our compensation program and does not approve payments that reward inappropriate risk-taking behavior.

•	The Company has implemented controls and monitoring systems to ensure that incentive payments are appropriately calculated, approved and verified.

Personnel and Compensation Committee Report

The Personnel and Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Personnel and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

At least twice a year during the TARP Period, the senior risk officer, with input from senior management, conducts a risk assessment of the Company’s senior executive officer (“SEO”) compensation plans and employee compensation plans and presents the analysis and conclusions to the Personnel and Compensation Committee. The Personnel and Compensation Committee certifies that:

(1)	It has reviewed with the senior risk officer the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3)	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

In addition to their salaries, the Company’s SEOs are eligible to receive performance-based compensation in the form of cash and/or equity awards. During 2011, no SEO had any written employment or severance arrangement, or any agreement providing for a payment upon a change of control of the Company. Since the beginning of his tenure at the Company, Mr. Converse and the Personnel and Compensation Committee have had an oral agreement to provide him with a change of control benefit, which would pay him one year of base salary in the event of his termination or certain other events, following a change of control of the Company. On March 1, 2012, the Company and the Bank entered into an employment agreement with Mr. Converse and the Bank entered into employment agreements with Mr. Anderson, Mr. Reeder and Ms. Ostrander. Payments and benefits under each of these employment agreements are subject to compliance with the TARP Standards and to certain bank regulatory requirements. Among other things, the employment agreements provide that these SEOs are eligible to receive equity awards under the 2010 Equity Plan and are eligible to participate in the Executive Incentive Plan. The Personnel and Compensation Committee considered the potential risks involved in providing these SEOs with performance-based compensation and determined that the employment agreements encourage and reward only behavior that is consistent with the Company’s long-term strategic goals. The employment agreements provide for a reasonable level of base salary so that no SEO is encouraged to take unnecessary and excessive risks. Equity awards under the 2010 Equity Plan (and outstanding stock options under the 1998 Stock Option Plan) generally vest over five years, which provides an appropriate focus on long-term value creation rather than short-term results. The Executive Incentive Plan appropriately emphasizes Company-level goals and includes a variety of goals which reward several different types of beneficial behavior within an appropriate risk setting. Finally, the Company retains significant discretion in the granting of any cash bonuses and equity awards to the SEOs and does not approve the payment of performance-based compensation that would reward unnecessary or excessive risk-taking. In addition, the SEO compensation plans are subject to a provision requiring the SEOs to return to the Company any bonus, incentive compensation or retention award based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. The Personnel and Compensation Committee has determined that the SEO compensation plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company.

The Company has employment or compensation agreements with the Company’s four most highly compensated employees other than Mr. Converse, and as is typical for companies in the banking industry, the Company offers incentive compensation programs for its business development officers, branch managers, residential mortgage lenders and commercial and real estate loan officers. Certain employees other than the SEOs also participate in various annual bonus plans and are eligible to receive equity awards under the 2010 Equity Plan, and others are eligible for a discretionary bonus as determined by the Personnel and Compensation Committee. The Personnel and Compensation Committee maintains discretion over participation in all of these plans and does not approve incentive payments that reward behavior that unnecessarily exposes the Company to risk. In addition, performance-based bonus plans provide payouts at various levels of achievement and reflect a variety of financial and non-financial performance measures. In addition, many of these plans take into account the quality of the results achieved by employees and provide for reductions in the amount of incentive compensation in certain circumstances. In addition, the compensation plans applicable to the twenty most highly compensated employees after the SEOs are subject to the same provision requiring the return to the Company of any bonus, incentive compensation or retention award based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. Further, the employee compensation plans are generally subject to a system of controls within the Company to ensure that inappropriate incentive payments are not made. The Personnel and Compensation Committee has determined that the employee compensation plans do not unnecessarily expose the Company to risks or encourage the manipulation of reported earnings of the Company.

The Personnel and Compensation Committee will discuss, evaluate and review the SEO compensation plans at least twice a year during the TARP Period with the senior risk officer to ensure the plans do not encourage SEOs to take unnecessary and excessive risks that could threaten the value of the Company. In addition, the committee will discuss, evaluate and review the employee compensation plans at least twice a year during the TARP Period with the senior risk officer to identify and limit any feature that unnecessarily exposes the Company to risk or encourages the manipulation of reported earnings to enhance an employee’s compensation.

Members of the Personnel and Compensation Committee
Todd A. Stottlemyer, Chairman
W. Douglas Fisher
David M. Guernsey

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not otherwise be deemed filed under such acts.

Executive Compensation Tables

The following table sets forth a comprehensive overview of the compensation for Mr. Converse, the Chief Executive Officer of the Company, Mr. Beauchesne, who served as the Company’s Chief Financial Officer during part of 2011, Mr. Tinley, who served as Interim Chief Financial Officer during part of 2011, and the three other most highly compensated executive officers of the Company (including officers of the Bank) who received total compensation of $100,000 or more during the fiscal year ended December 31, 2011.

Summary Compensation Table for 2011

Name and Principal Position	Year	Salary		Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation		Total
Peter A. Converse,	2011	$440,430	(5)	$—	$65,721	$—	$140,990	$35,070	(6)	$682,211
President and Chief Executive Officer – Company; President and Chief Executive Officer – Bank	2010	$429,000	(5)	$—	—	$—	—	$35,137	(7)	$464,137
	2009	$429,000	(5)	$—	—	$18,672	—	$23,144	(8)	$470,816

William K. Beauchesne,	2011	$57,640		$—	—	$46,632	—	$3,130	(10)	$107,402
Former Treasurer and Chief Financial Officer – Company; Executive Vice President, Chief Financial Officer and Chief Operating Officer – Bank (9)	2010	$212,500		$35,000	—	$—	—	$54,959	(11)	$302,459
	2009	$190,550		$—	—	$9,381	—	$17,334	(12)	$217,265

Wilmer L. Tinley, Jr.,	2011	$128,527		$—	—	$—	—	$—	(14)	$128,527
Former Interim Chief Financial Officer (13)

Richard B. Anderson,	2011	$238,754		$—	—	$48,081	$38,439	$32,855	(15)	$358,129
Jr., Executive Vice President and Chief Lending Officer – Bank	2010	$231,750		$—	—	$—	—	$30,363	(16)	$262,113
	2009	$231,750		$—	—	$11,410	—	$22,293	(17)	$265,453

Patricia M. Ostrander,	2011	$190,550		$—	—	$38,341	$42,188	$25,605	(18)	$296,684
Executive Vice President, Chief Administrative Officer – Bank	2010	$167,500		$25,000	—	$—	—	$22,828	(19)	$215,328
	2009	$133,900		$—	—	$6,594	—	$17,271	(20)	$157,765

Steven A. Reeder,	2011	$216,300		$—	—	$43,523	$58,293	$31,419	(21)	$349,535
Executive Vice President – Chief Deposit Officer – Bank	2010	$192,500		$35,000	—	$—	—	$27,889	(22)	$255,389
	2009	$164,800		$—	—	$8,114	—	$21,215	(23)	$194,129

(1)	Bonuses for 2011, which were paid on February 29, 2012, are reported in the “Non-Equity Incentive Plan Compensation” column. Cash bonuses for the Chief Financial Officer, Chief Deposit Officer and Chief Administrative Officer for 2010 were paid on April 15, 2011.No annual cash bonuses were awarded to the named executive officers for 2009.
(2)	Represents the aggregate grant date fair value of restricted stock granted to the Chief Executive Officer in 2011 under the 2010 Equity Plan, calculated in accordance with ASC Topic 718. Please refer to note 12 to the Company’s Consolidated Financial Statements for the year ended December 31, 2011, for a discussion on the assumptions used in calculating the grant date fair value. No restricted stock awards were granted to the named executive officers during 2010 or 2009.
(3)	Represents the aggregate grant date fair value of options granted to the named executive officers in 2011 under the 2010 Equity Plan and in 2009 under the 1998 Stock Option Plan, calculated in accordance with ASC Topic 718. Please refer to note 12 to the Company’s Consolidated Financial Statements for the year ended December 31, 2011, for a discussion on the assumptions used in calculating the grant date fair value. No options were granted to the named executive officers during 2010.
(4)	The amounts in this column reflect the annual cash bonus awards earned for 2011 under the Executive Incentive Plan. Pursuant to the TARP Standards, the bonus award reported for Mr. Converse was paid in shares of TARP-compliant restricted stock, based on the closing market price of the Company’s common stock on February 22, 2012.
(5)	Includes $48,000 of director fees paid by the Company/Bank.
(6)	Represents $7,350 of 401(k) matching contribution, $14,168 in club memberships, $10,979 in medical and dental insurance premiums, $233 in premiums paid on long-term care policy and $2,340 for personal use of a Company-owned car. The aggregate incremental cost of Mr. Converse’s personal use of a Company-owned car is calculated based on the fair market value of the car and mileage attributable to personal use.
(7)	Represents $7,350 of 401(k) matching contribution, $15,135 in club memberships, $9,779 in medical and dental insurance premiums, $233 in premiums paid on long-term care policy and $2,640 for personal use of a company-owned car.
(8)	Represents $10,647 in club memberships, $9,324 in medical and dental insurance premiums, $233 in premiums paid on long-term care policy and $2,940 for personal use of a company-owned car.
(9)	Mr. Beauchesne passed away on February 22, 2011.
(10)	Represents $1,000 car allowance, $2,103 in medical and dental insurance premiums and $27 in premiums paid on long-term care policy.
(11)	Represents $6,000 car allowance, $11,892 in medical and dental insurance premiums and $166 in premiums paid on long-term care policy.
(12)	Represents $6,000 car allowance, $11,168 in medical and dental insurance premiums and $166 in premiums paid on long-term care policy.

(13)	Mr. Tinley served as Interim Chief Financial Officer from March 4, 2011 until February 20, 2012; he currently serves as Temporary Finance Support Officer.
(14)	Mr. Tinley received no perks in 2011.
(15)	Represents $7,343 of 401(k) matching contribution, $6,000 car allowance, $19,330 in medical and dental insurance premiums and $182 in premiums paid on long-term care policy.
(16)	Represents $7,133 of 401(k) matching contribution, $6,000 car allowance and $17,048 in medical and dental insurance premiums and $182 in premiums paid on long-term care policy.
(17)	Represents $6,000 car allowance, $16,111in medical and dental insurance premiums and $182 in premiums paid on long-term care policy.
(18)	Represents $6,646 of 401(k) matching contribution, $6,000 car allowance, $12,856 in medical and dental insurance premiums and $103 in premiums paid on long-term care policy.
(19)	Represents $5,205 of 401(k) matching contribution, $6,000 car allowance, $11,520 in medical and dental insurance premiums and $103 in premiums paid on long-term care policy.
(20)	Represents $6,000 car allowance, $11,168 in medical and dental insurance premiums and $103 in premiums paid on long-term care policy.
(21)	Represents $7,350 of 401(k) matching contribution, $6,000 car allowance, $17,961 in medical and dental insurance premiums and $108 in premiums paid on long-term care policy.
(22)	Represents $5,955 of 401(k) matching contribution, $6,000 car allowance, $15,826 in medical and dental insurance premiums and $108 in premiums paid on long-term care policy.
(23)	Represents $6,000 car allowance, $15,107 in medical and dental insurance premiums and $108 in premiums paid on long-term care policy.

The Company does not maintain (i) any equity-based incentive plans or (ii) any defined benefit retirement plans. No named executive officer has deferred any amounts under the deferred compensation plan.

The following table provides information with respect to stock options and restricted stock awards granted to the named executive officers during 2011, as well as possible payouts for the named executive officers under the Company’s Executive Incentive Plan, reflecting the amounts that could have been paid under the plan based on performance during 2011.

Grants of Plan-Based Awards for 2011

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($/Share)		Grant Date Fair Value of Stock and Option Awards(4)
		Threshold	Target	Maximum
Peter A. Converse		$76,281	$176,594	$392,430	—	—		—		—
	1/28/11	—	—	—	10,845	—		—		$65,721
William K. Beauchesne		—	—	—	—	—		—		—
Wilmer L. Tinley, Jr.		—	—	—	—	—		—		—
Richard B. Anderson, Jr.	1/28/11	$15,815 —	$54,913 —	$238,754 —	— —	— 19,810	$	— 6.06	$	— 48,081
Patricia M. Ostrander	1/28/11	$14,817 —	$51,449 —	$190,550 —	— —	— 15,797	$	— 6.06	$	— 38,341
Steven A. Reeder		$21,803	$75,705	$216,300	—	—		—		—
	1/28/11	—	—	—	—	17,932		$6.06		$43,523

(1)	The amounts shown in the threshold column reflect the minimum cash bonus award payable under the Executive Incentive Plan for 2011 performance. The target amount for each named executive officer represents 45%, 23%, 27% and 35% of 2011 base salary, respectively. The amounts shown in the maximum column are 100% of the named executive officer’s 2011 base salary. If threshold goals are not met, no annual cash bonus award is paid under the plan. Mr. Beauchesne and Mr. Tinley did not participate in the Executive Incentive Plan during 2011. Please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table to see the amount of the annual cash bonus award each named executive officer actually earned for 2011 under the Executive Incentive Plan.
(2)	Reflects the number of shares of TARP-compliant restricted stock granted to Mr. Converse under the 2010 Equity Plan.
(3)	Reflects the number of shares subject to stock options granted to the named executive officer under the 2010 Equity Plan.

(4)	Reflects the grant date fair value of the restricted stock or stock options award granted to the named executive officer on January 28, 2011 (computed in accordance with FASB ASC Topic 718).

For more information regarding the Company’s equity plans, see “Equity Compensation Plans” below. The Company’s general practice is that other than equity awards made to new hires, all equity awards to employees are made by the Board, upon recommendation of the Personnel and Compensation Committee, at its regularly scheduled meeting in January or February each year. As a public company, our equity award process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation. Under the Company’s 1998 Stock Option Plan and 2010 Equity Plan, the exercise price of any option granted may not be less than 100% of the fair market value of the common stock on the date of grant. For purposes of the 1998 Stock Option Plan, fair market value was determined by reference to the average of the highest and lowest selling price on any exchange (including NASDAQ) on which the common stock was traded on such date, or if there were no sales on such date, then the exercise price would be not less than the mean between the bid and asked price on such date. As a result of this provision of the plan, the exercise price of an option granted under the 1998 Stock Option Plan may be higher or lower than the closing price on the date of grant. Under the 2010 Equity Plan, fair market value is determined by reference to the closing price on any exchange (including NASDAQ) on which the common stock was traded on such date.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth information concerning all outstanding option awards and unvested restricted stock awards held by named executive officers at December 31, 2011. All options were granted at 100% of fair market value as determined in accordance with the applicable option plan. The number of shares subject to each award and the exercise price have been adjusted to reflect all stock dividends, stock splits and capital restructurings effected after the date of such award, but have not otherwise been modified, except for the acceleration of vesting discussed below.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Peter A. Converse	53,171	—	$3.01	01/09/2012	10,845	(1)	$83,832	(2)
	28,358	—	$4.32	01/11/2013	—		—
	17,014	—	$11.09	01/10/2014	—		—
	14,745	—	$12.78	01/18/2015	—		—
	11,797	—	$16.76	01/11/2016	—		—
	11,132	2,783	$15.99	01/16/2017	—		—
	16,170	10,780	$10.67	01/30/2018	—		—
	4,900	7,350	$4.31	01/28/2019	—		—

William K. Beauchesne	26,581	—	$3.01	01/09/2012	—		—
	22,687	—	$4.32	01/11/2013	—		—
	12,760	—	$11.09	01/10/2014	—		—
	11,343	—	$12.78	01/18/2015	—		—
	9,075	—	$16.76	01/11/2016	—		—

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
	7,260	—	$15.99	01/16/2017	—	—
	13,475	—	$10.67	01/30/2018	—	—
	6,125	—	$4.31	01/28/2019	—	—
	19,213	—	$6.06	01/28/2021	—	—

Wilmer L. Tinley, Jr.	—	—	—	—	—	—

Richard B. Anderson, Jr.	28,358	—	$3.01	01/09/2012	—	—
	22,687	—	$4.32	01/11/2013	—	—
	12,760	—	$11.09	01/10/2014	—	—
	11,343	—	$12.78	01/18/2015	—	—
	9,075	—	$16.76	01/11/2016	—	—
	7,018	1,754	$15.99	01/16/2017	—	—
	9,834	6,556	$10.67	01/30/2018	—	—
	2,980	4,470	$4.31	01/28/2019	—	—
	—	19,810	$6.06	01/28/2021	—	—

Patricia M. Ostrander	7,088	—	$3.01	01/09/2012	—	—
	8,506	—	$4.32	01/11/2013	—	—
	5,670	—	$11.09	01/10/2014	—	—
	6,805	—	$12.78	01/18/2015	—	—
	5,445	—	$16.76	01/11/2016	—	—
	4,114	1,028	$15.99	01/16/2017	—	—
	5,682	3,789	$10.67	01/30/2018	—	—
	1,722	2,583	$4.31	01/28/2019	—	—
	—	15,797	$6.06	01/28/2021	—	—

Steven A. Reeder	11,797	—	$13.77	06/16/2015	—	—
	6,352	—	$16.76	01/11/2016	—	—
	4,840	1,210	$15.99	01/16/2017	—	—
	6,992	4,662	$10.67	01/30/2018	—	—
	2,119	3,179	$4.31	01/28/2019	—	—
	—	17,932	$6.06	01/28/2021	—	—

(1)	Reflects the number of shares of restricted stock granted on January 28, 2011 pursuant to the 2010 Equity Plan. The shares vest in equal installments on the first five anniversaries of the grant date, subject to certain restrictions under the TARP Standards.
(2)	The market value is the number of reported shares multiplied by the closing market price of the Company’s common stock on December 30, 2011, the last business day of 2011, which was $7.73 per share.

(3)	Mr. Beauchesne passed away on February 22, 2011. These options, granted under the 1998 Stock Option Plan, vested at the time of his death and may be exercised by his decedent(s) or estate by the earlier of two years from the date of his death or the expiration of the options.

Prior to 2010, all stock options were granted under the 1998 Stock Option Plan. All stock options issued after April 28, 2010, were granted under the 2010 Equity Plan. None of the awards are subject to performance conditions or other vesting requirements other than continued employment. Awards granted in 2002 (i.e., those awards expiring in 2012) vest in three equal annual installments commencing on the first anniversary the date of grant. Awards made after 2002 (i.e., those awards expiring in 2013 and after) vest in five equal annual installments commencing on the first anniversary of the date of grant. In December 2005, in connection with the implementation of a new accounting standard regarding the recognition of compensation expense with respect to option awards, the Board of Directors accelerated the vesting of all options that were unvested as of December 15, 2005, resulting in the avoidance of future option expense with respect to such awards.

Option Exercises and Stock Vested in 2011

The following table sets forth information regarding options exercised by the named executive officers during 2011, and the amount realized upon such exercises, based on the difference between the market value on the exercise date and the exercise price.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise

Peter A. Converse	44,306	$191,938

William K. Beauchesne	—	—

Wilmer L. Tinley	—	—

Richard B. Anderson, Jr.	31,012	$136,518

Patricia M. Ostrander	4,428	$19,493

Steven A. Reeder	—	—

None of the named executive officers held restricted stock that vested during 2011.

The Company does not have any pension or defined benefit plan.

Potential Payments Upon Termination or Change of Control

As noted above, as of December 31, 2011, no named executive officer had any employment or severance agreement or any agreement providing for payments or benefits upon a change of control of the Company, other than the oral agreement to provide Mr. Converse with a change of control benefit of one year of base salary in the event of his termination or certain other events, following a change of control of the Company. The Company’s ability to pay or accrue this amount to Mr. Converse during the TARP Period is significantly limited by the TARP Standards’ restrictions on “golden parachute payments.” The TARP Standards generally prohibit the Company from making any payments to the named executive officers and the Company’s next five most highly compensated employees for departure from the Company or upon most change of control events, other than compensation earned for services rendered or accrued benefits.

Under the terms of the Company’s outstanding options and restricted stock, all unvested options and restricted stock fully vests upon a change of control and upon certain terminations of employment. However, during the TARP Period, the TARP Standards prohibit the acceleration of vesting of equity awards held by the named executive officers and the Company’s next five most highly compensated employees due to a departure or most change of control events.

Employee Benefit Plans

The Company provides all officers and full-time employees with group life and medical and dental insurance coverage. With the exception of all of the executive officers, all employees pay a portion of the premium costs of medical and dental insurance.

401(k) Plan. The Bank maintains a 401(k) defined contribution plan (the “Plan”). Employees who are at least 21 years of age, have completed at least ninety days of continuous service with the Bank and have completed at least 1,000 hours of work during any Plan year are eligible to participate in the Plan. Under the Plan, a participant may contribute up to 15% of his or her compensation for the year, subject to certain limitations. The Bank may also make, but is not required to make, a discretionary contribution for each participant. The amount of such contribution, if any, is determined on an annual basis by the Board of Directors. Contributions by the Bank totaled $330,852 for the fiscal year ended December 31, 2010 and $410,676 for the fiscal year ended December 31, 2011.

Nonqualified Deferred Compensation Plan. On November 22, 2006, the Board of Directors of the Bank approved the adoption of the Nonqualified Deferred Compensation Plan for directors and key management employees of the Company, the Bank and their affiliates. Participation in the plan is available to members of the Board of Directors and a select group of management or highly compensated employees of the Company, the Bank and their affiliates, including each named executive officer disclosed in this proxy statement. Under the plan, participants who are directors may defer on a pre-tax basis up to 100% of their director fees, and participants who are employees may defer on a pre-tax basis up to 80% of their base compensation and 80% of bonus or commissions. Under the plan, the Bank has no obligation to make contributions for the benefit of participants, although it has discretion to make contributions for the benefit of one or more participants. No named executive officers have deferred any amounts under the plan.

The deferred compensation accounts are fully vested to the extent they consist of amounts attributable to deferrals by the participants, but may be subject to a vesting schedule to the extent that they consist of amounts, if any, attributable to discretionary contributions by the Bank. The deferred compensation accounts are credited with earnings or losses based upon investment elections that the participants make from among various measurement funds designated by the Bank. The plan is unfunded and the deferred compensation account balances are general obligations of the Bank.

At the time deferral elections are made, participants may choose when the amounts they defer will be paid to them. Distributions of amounts deferred under the plan upon a participant’s retirement are payable in installments or in a lump sum, at the participant’s option; distributions for reasons other than retirement are generally payable in a lump sum. Elections may be changed, subject to the provisions of the plan, and, in limited circumstances such as unforeseeable financial emergency, distributions may be made early.

Equity Compensation Plans.

The 2010 Equity Plan was approved by the Board of Directors and the stockholders, and became effective March 2, 2010. The purposes of the 2010 Equity Plan are to (a) promote the long-term success of the Company and to increase stockholder value by providing employees and directors with incentives to contribute to the long-term growth and profitability of the Company and (b) assist the Company in attracting, retaining and motivating highly qualified employees.

Prior to adoption of the 2010 Equity Plan, the Company maintained the 1998 Stock Option Plan, which was originally approved by stockholders of the Bank in 1998, was assumed by the Company in connection with the reorganization into the holding company structure in 1999 and amended in 2007. In connection with stockholder approval of the 2010 Equity Plan, no new awards will be granted under the 1998 Stock Option Plan after March 2, 2010. Awards previously granted under the 1998 Stock Option Plan remain outstanding in accordance with their terms, but none of the remaining shares of common stock authorized under the 1998 Stock Option Plan were transferred to the 2010 Equity Plan. In addition, awards under the 1998 Stock Option Plan that are forfeited or expire without being exercised will not be available for awards under the 2010 Equity Plan.

As of March 9, 2012, there were options to purchase an aggregate of 1,300,302 (as adjusted for stock dividends) shares of common stock outstanding under the 1998 Stock Option Plan, at exercise prices ranging from $3.07 to $18.33 per share, expiring no later than January 2020. As of March 9, 2012, there were options to purchase an aggregate of 274,577 shares of common stock outstanding under the 2010 Equity Plan, at exercise prices ranging from $5.12 to $8.62 per share, expiring no later than January 2022. There were also 121,421 shares of restricted stock outstanding under the 2010 Equity Plan.

In January 2012, options to purchase 78,250 shares of common stock, at an exercise price of $8.62 per share, were granted to fifty-nine officers and 6,317 shares of restricted stock were granted to four officers under the 2010 Equity Plan. In February 2012, 65,106 shares of restricted stock were granted to nine officers and the eight outside directors.

1998 Stock Option Plan

Options under the 1998 Stock Option Plan could be either incentive stock options (“ISOs”) as defined in Section 422 of the Code or options that are not ISOs (“Non-ISOs”). Awards to non-employee directors could consist only of Non-ISOs. The 1998 Stock Option Plan is administered by the Personnel and Compensation Committee.

Prior to March 2, 2010, the Personnel and Compensation Committee had the authority to select the recipients of stock options and to establish the terms of option awards, subject to the provisions of the 1998 Stock Option Plan. Generally the term of an option granted under the plan would not exceed ten years from the date of grant and the exercise price would be no lower than the fair market value of a share of the Company’s common stock on the date of grant. Options granted under the 1998 Stock Option Plan may be exercised in whole or in part and generally are not transferable except upon the death of a participant or in connection with a “qualified domestic relations order” within the meaning of Section 414(p) of the Code. Outstanding and unexercised options held by a participant at his death are immediately exercisable by the participant’s transferee under the terms of such options up to the earlier of 24 months after death or the expiration of the option. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, stock split, combination or subdivision of shares, or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Company, the Personnel and Compensation Committee will adjust both the number and kind of shares of stock as to which options may be awarded under the 1998 Stock Option Plan, the affected terms (including exercise price) of all outstanding options and the aggregate number of shares of common stock remaining available for grant under the 1998 Stock Option Plan.

In the absence of Personnel and Compensation Committee action to the contrary: (A) an otherwise unexpired ISO, or a Non-ISO granted to an employee, shall cease to be exercisable upon (i) an employee’s termination of employment for “just cause” (as defined in the 1998 Stock Option Plan), (ii) the date three months after an employee terminates service for a reason other than just cause, death, or disability, or (iii) the date one year after an employee terminates service due to disability, or two years after termination of such service due to his death; (B) an unexpired Non-ISO granted to a non-employee director shall be exercisable at any time (but not later than the date on which the Non-ISO would otherwise expire). Notwithstanding the provisions of any option which provide for its exercise in installments as designated by the Personnel and Compensation Committee, such option shall become immediately exercisable upon the optionee’s death or permanent and total disability. Notwithstanding the provisions of any award which provides for its exercise or vesting in installments, but subject to the TARP Standards’ restriction on accelerated vesting applicable to the named executive officers and the next five most highly compensated employees, on the date of a change in control, all options issued under the 1998 Stock Option Plan shall be immediately exercisable and fully vested. At the time of a change in control, the optionee shall, at the discretion of the Personnel and Compensation Committee, be entitled to receive cash in an amount equal to the excess of the fair market value of the common stock subject to such option over the exercise price of such shares, in exchange for the cancellation of such options by the optionee.

For purposes of the 1998 Stock Option Plan, “change in control” means any one of the following events: (1) the acquisition of ownership of, holding or power to vote more than 51% of the Company’s voting stock; (2) the acquisition of the power to control the election of a majority of the Company’s directors; (3) the exercise of a controlling influence over the management or policies of the Company by any person or by persons acting as a group within the meaning of Section 13(d) of the Exchange Act; or (4) the failure during any period of two consecutive years, of individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Continuing Directors”) for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of defining “change in control,” the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed. The decision of the Personnel and Compensation Committee as to whether a change in control has occurred shall be conclusive and binding.

2010 Equity Plan

The 2010 Equity Plan provides for the grant of awards in the form of stock options (ISOs or Non-ISOs), stock appreciation rights, restricted and unrestricted stock, performance units and other awards to directors and employees, except that ISOs may only be granted to employees. The Company’s Personnel and Compensation Committee administers the 2010 Equity Plan and has the authority to determine the terms and conditions of each award thereunder , but as a matter of practice recommends all awards to the Board of Directors for approval.

Generally the term of an option granted under the plan will not exceed ten years from the date of grant and the exercise price will be no lower than the fair market value of a share of the Company’s common stock on the date of grant. To date, options granted under the 2010 Equity Plan vest over five years and expire ten years from the grant date, and restricted stock granted under the 2010 Equity Plan vests over five years, subject to certain limitations required under the TARP Standards.

Unless the Personnel and Compensation Committee or the Board determines otherwise, no award granted under the 2010 Equity Plan will be transferable for any reason other than by will or by the laws of descent and distribution. During the lifetime of the participant, a stock option, stock appreciation right or similar-type of award will be exercisable only by the participant or by a permitted transferee to whom such stock option, stock appreciation right or other award has been transferred by will or by the laws of descent and distribution.

The 2010 Equity Plan provides that if a participant’s employment is terminated for cause (as defined in the plan), all vested but unexercised and earned but unpaid awards will terminate, be forfeited and revert to the 2010 Equity Plan. If a participant ceases to be an employee of the Company for reasons other than cause, the participant’s award may be exercised to the extent the award is vested within the period of time specified in the award document or, if no time is specified, within three months following the termination. If a participant ceases to be an employee because of disability or death, the participant’s award becomes fully vested, may be exercised within the period of time specified in the award document or, if no time is specified, within twelve months. If the participant does not exercise the vested portion of the award within the required period of time, the vested shares will be forfeited and revert to the 2010 Equity Plan. If on the date of termination, any portion of an award is not earned or not vested, that portion of the award will be forfeited and revert to the 2010 Equity Plan.

The 2010 Equity Plan provides that upon a change in control of the Company (as defined in the plan), a participant will fully vest in and have the right to exercise any stock option and stock appreciation right as to all of the common stock under the award, including shares as to which the participant would not otherwise be vested or exercisable, and all restrictions and conditions, including any vesting requirements, of any stock award and restricted stock held by a participant will lapse. Except as otherwise specified in the applicable award document, in the event of a change in control, the Personnel and Compensation Committee or the Board may, in its discretion, provide for (i) all performance units and any other awards held by a participant to be deemed fully earned, (ii) the settlement of any award by the Company for an amount of cash equal to the amount which could have been obtained upon the exercise of the award or realization of a participant’s rights had the award been currently exercisable or payable, (iii) cause any award then outstanding to be assumed, or substituted, by the acquiring or surviving corporation in such change in control, or (iv) make such adjustment to any award then outstanding as the Personnel and Compensation Committee or the Board deems appropriate. Where an award being changed is an ISO or is subject to Section 409A of the Code, no changes will be made that would negatively impact the tax status of the award.

To date, options granted under the 2010 Equity Plan provide for accelerated vesting of the unvested portion of the option upon a change in control of the Company or upon cessation of employment because of death or disability. Restricted stock granted under the 2010 Equity Plan, other than restricted stock that is limited to comply with the TARP Standards, provides for accelerated vesting of the unvested shares upon a change in control of the Company, upon the cessation of employment or Board service because of death or disability, upon retirement with the consent of the Board at or after age 65 and five years of service, upon termination of employment by the Company, not for cause, after five years of employment or termination of Board service with the consent of the Board after five years of service.

For purposes of the 2010 Equity Plan, unless otherwise defined in the award document, “cause” is defined as the termination of the participant’s employment as a result of: (i) an act dishonesty undertaken and intended to result in gain or personal enrichment, (ii) persistent failure to perform duties and obligations that is not remedied in a reasonable period of time after receipt of written notice, (iii) violation of confidentiality or proprietary information obligations to or agreements, (iv) use, sale or distribution of illegal drugs on the employer’s premises, (v) threatening, intimidating or coercing or harassing fellow employees, or (vi) the conviction of a felony.

For purpose of the 2010 Equity Plan, “change in control” is defined as a (i) business combination, (ii) the acquisition by a beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the outstanding shares of capital stock of the Company’s then outstanding securities with respect to the election of the directors, or (iii) during any period of three consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors (the “Incumbent Board”) cease to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to March 2, 2010 whose election, or a nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors) shall be, for these purposes, considered as though such person were a member of the Incumbent Board.

If the outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend, split-up, spin-off, combination, exchange of shares, or similar event, an appropriate and proportionate adjustment will be made by the Personnel and Compensation Committee to the number and kind of shares authorized for issuance under the 2010 Equity Plan, including the maximum number of shares available under the special limits provided for in the 2010 Equity Plan, as well as to the number and class of shares of common stock subject to each outstanding award, and the exercise price of any outstanding award, in order to retain the economic value or opportunity of such award. Where an award being adjusted is an ISO or is subject to Section 409A of the Code, no changes will be made that would negatively impact the tax status of the award.

PROPOSAL 2 – NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The EESA, as amended by the ARRA, includes a provision requiring TARP participants to permit a separate stockholder vote at each annual meeting held during the TARP Period to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the SEC. As a result, the Company is providing stockholders with the opportunity to cast a non-binding advisory vote at the meeting to approve the compensation of the Company’s executives. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the stockholders approve the overall executive compensation policies and procedures employed by the Company, as described in “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement for the 2012 Annual Meeting.

Because this vote is advisory, it will not be binding upon the Board of Directors. However, the Personnel and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Under the EESA, as amended by ARRA, the vote may not be construed as overruling a decision by the Board of Directors, or to create or imply any additional fiduciary duty by the Board.

Stockholders are encouraged to read the section of this proxy statement entitled “Compensation Discussion and Analysis” as well as the tabular disclosure regarding named executive officer compensation, together with the accompanying narrative disclosure.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required to approve this proposal. Proxies received by the Company and not revoked prior to or at the meeting will be voted in favor of this non-binding proposal unless otherwise instructed by the stockholder.

We believe our compensation policies are strongly aligned with the long term interests of the Company and its stockholders. As such, the Board of Directors recommends that stockholders vote FOR approval of this non-binding advisory resolution.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, and to provide the Company with copies of all Forms 3, 4, and 5 they file.

Based solely upon the Company’s review of the copies of the forms which it has received and written representations from the Company’s directors and executive officers, the Company is not aware of any failure of any such person to comply with the requirements of Section 16(a) for 2011 that has not previously been disclosed, except that a Form 4 reporting one transaction for Mr. Coombe during 2011 was not filed in a timely manner, a Form 4 reporting one transaction for Mr. Burdette during 2011 was not filed in a timely manner, and a Form 4 reporting one transaction for Mr. Lehman during 2011 was not filed in a timely manner.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has appointed the independent registered public accounting firm of Yount, Hyde & Barbour to audit the accounts of the Company for the fiscal year ending December 31, 2012. Yount, Hyde & Barbour also audited the Company’s financial statements for the year ended December 31, 2011. Representatives of Yount, Hyde & Barbour are expected to be present at the meeting and available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire. In the event that the appointment of Yount, Hyde & Barbour is not ratified by stockholders, the Audit Committee will consider making a change in the independent registered public accountant for 2013.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required to approve this proposal. Proxies received by the Company and not revoked prior to or at the meeting will be voted in favor of this proposal unless otherwise instructed by the stockholder.

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of Yount, Hyde & Barbour as the Company’s independent registered public accountant for the fiscal year ending December 31, 2011.

PRINCIPAL ACCOUNTANT FEES

Audit Fees. The aggregate amount of fees billed to the Company by Yount, Hyde & Barbour for 2011 for services rendered by it for the audit of the Company’s financial statements and review of financial statements included in the Company’s reports on Form 10-K and 10-Q, and for services normally provided in connection with statutory and regulatory filings, was $171,900. Yount, Hyde & Barbour billed $222,750 for such services for 2010. This category includes fees for services necessary to perform the audit in accordance with the standards of the Public Company Accounting Oversight Board, and things such as consents and assistance with and review of documents filed with the SEC, and the audit of the Company’s internal control over financial reporting.

Audit–Related Fees. During 2011, the aggregate amount of fees billed to the Company by Yount, Hyde & Barbour for assurance and related services reasonably related to the performance of the audit services rendered by it, and for consultation, was $26,555. In 2010, Yount, Hyde & Barbour billed $12,770 for such services. For both 2011 and 2010 this category included an employee benefit plan audit.

Tax Fees. During 2011, the aggregate amount of fees billed to the Company by Yount, Hyde & Barbour for tax advice, compliance and planning services was $10,050. In 2010, Yount, Hyde & Barbour billed $9,750 for such services. For both years fees were limited to the preparation of federal and state tax returns for the Company and its subsidiary trusts.

All Other Fees. During 2011 and 2010, there were no other fees billed to the Company by Yount, Hyde & Barbour.

The engagements of Yount, Hyde & Barbour to provide services other than audit services were not made pursuant to the de minimis exception to the pre-approval requirement contained in the rules of the SEC and the Company’s Audit Committee charter, and the Audit Committee concluded that such engagements were compatible with the maintenance of Yount, Hyde & Barbour’s independence in the conduct of its auditing functions.

FORM 10-K ANNUAL REPORT

The Company will provide to any stockholder solicited hereby, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC, upon written request. Requests should be directed to Krista DiVenere, Assistant Controller, Virginia Commerce Bank, 14201 Sullyfield Circle, Suite 500, Chantilly, Virginia 20151.

OTHER MATTERS

Management is not aware of any matters to be presented for action by stockholders at the meeting other than Proposals 1, 2 and 3 referred to above. If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS

All proposals of stockholders to be presented for consideration at the next annual meeting and included in the Company’s proxy materials must be received by the Company no later than November 21, 2012. Any such proposals must meet the requirements of Rule 14a-8 under the Securities Exchange Act of 1934. The Company must receive written notice of any other matter (other than a director nomination) to be acted upon at the next annual meeting, for which inclusion in the Company’s proxy materials is not sought, by February 4, 2013. The Company must receive written notice of any director nomination to be acted upon at the next annual meeting by January 25, 2013, and such notice must also comply with the Company’s bylaws.

By Order of the Board of Directors

VIRGINIA COMMERCE BANCORP, INC.

Kenneth R. Lehman, Secretary
March 14, 2012

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY VIRGINIA COMMERCE BANCORP, INC.

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby makes, constitutes and appoints W. Douglas Fisher and David M. Guernsey, and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of Virginia Commerce Bancorp, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Stockholders to be held on April 25, 2012 and at any adjournment or postponement thereof.	1.		Election of Directors.
☐ FOR all nominees listed below (except as noted to the contrary below)
☐ WITHHOLD AUTHORITY to vote for all nominees listed below
		Nominees:	Leonard Adler; Michael G. Anzilotti; Thomas E. Burdette; Peter A. Converse; W. Douglas Fisher; David M. Guernsey; Kenneth R. Lehman; Norris E. Mitchell; and Todd A. Stottlemyer
(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

	2.		The non-binding, advisory proposal to approve the Company’s executive compensation.
☐ FOR ☐ AGAINST ☐ ABSTAIN

	3.		The ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accountant for the fiscal year ending December 31, 2012.
☐ FOR ☐ AGAINST ☐ ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all of the nominees listed above, FOR the proposal to approve the Company’s executive compensation and FOR the proposal to ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accountant. In addition, this proxy will be voted at the discretion of the proxy holder(s) in accordance with their best judgment upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

Important: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the stockholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.

Please check box if you plan to attend the Annual Meeting. ☐

Please be sure to sign and date this proxy in the box below.	Date

Stockholder sign above	(Co-holder, if any, sign above)

Detach above card, sign, date and mail in postage paid envelope provided.

VIRGINIA COMMERCE BANCORP, INC.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.